UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment #4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ALLSTAR RESTAURANTS
(Exact name of registrant as specified in its charter)

Nevada	5812	20-2638087
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1458 Broad Street, Regina, Sask., S4R1Y9, Canada. Telephone: 306-529-2652, Fax: 306-352-1597
(Address and telephone number of registrant's principal executive offices)

Incorp Services, Inc. 3155 East Patrick Lane, Suite 1, Las Vegas, Nevada 89120-3481 Telephone: (800) 246-2677

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald
Clark, Wilson, LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700, Fax: 604-687-6314

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	9,150,000	$ 0.05(2)	$457,500	$48.95
Total Registration Fee				$48.95

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act. This covers the registration of the selling stockholders’ 4,850,000 common shares and up to 4,300,000 (total 9,150,000 shares) shares issuable upon exercise of share purchase warrants. The share purchase warrants are not transferable. The shares and share purchase warrants were acquired by the selling stockholders in private placement transactions pursuant to which we issued a total of 4,300,000 units to 33 stockholders. These units consisted of 4,300,000 common shares plus 4,300,000 share purchase warrants exercisable at $0.05 per share until expiry at August 1, 2010. In a separate private placement transaction we issued 550,000 common shares to 8 stockholders, all of whom are non-residents of the U.S. These selling stockholders will sell their shares for the duration of this offering at $0.05 per share until quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

PROSPECTUS

ALLSTAR RESTAURANTS
A NEVADA CORPORATION

Registration of 4,850,000 Common Shares and
4,300,000 shares issuable on exercise of share purchase warrants ("Warrant Shares")
with an Exercise Price of $ 0.05 expiring August 1st , , 2010

This prospectus relates to the registration of the selling stockholders’ 4,850,000 common shares and the 4,300,000 common shares underlying share purchase warrants (“Warrant shares”). The warrants are exercisable at $0.05 per share until expiry at August 1, 2010, and may not be sold separately. We are registering a total of 9,150,000 shares of common stock of Allstar Restaurants. The shares and share purchase warrants were acquired directly from us by the selling shareholders named in this prospectus in private offerings that were exempt from registration requirements of the Securities Act of 1933. The 4,850,000 shares and up to 4,300,000 shares that may be issued under the warrants are restricted securities and therefore can not be sold unless they are registered or sold in a transaction which is exempt from registration.  We intend to register the common stock under the Exchange Act. The selling stockholders will sell their shares for the duration of this offering at a price of $0.05 per share; the share purchase warrants are not transferable.  Please see Plan of Distribution at page 18 for a detailed explanation of how the securities may be sold. The selling stockholders will sell their shares of our common stock at $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The primary affiliate of our company, Terry G. Bowering, (our President, Chief Executive Officer, and Director), currently holds 5,100,000 common shares but will not be selling his shares in this offering. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 5 before investing in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Until a date, which is 90 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus.  This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is August 8, 2007

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

As used in this prospectus, the terms "we", "us", "our", “the company”, and "Allstar" mean Allstar Restaurants and our wholly owned subsidiary, Fastserve Foods Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following information is qualified in its entirety by the more detailed information and financial projections appearing in this prospectus or incorporated by reference herein. You should review carefully the entire contents of this prospectus and the financial projections delivered herewith and consult legal and other professional advisors having relative expertise.  Care should be taken to read each term in the context of the particular provisions of this prospectus in which such term appears.

Business Summary

We are a restaurant company with the objective of developing into a multi-unit restaurant and food services business. The company was established to pursue opportunities in the family style full-service casual dining segment of the restaurant industry. Allstar Restaurants, through a wholly owned subsidiary called Fastserve Foods Inc., acquired on July 1, 2005, currently owns and operates an established restaurant and lounge called China Doll Restaurant and Lounge. This restaurant is located in the city of Regina, in the province Saskatchewan, Canada. This subsidiary currently acts as the operating company for all business activities relating to the company’s restaurant business(s) in Western Canada.

We were incorporated on December 22, 2004 under the laws of the State of Nevada. The company’s United States registered office is located at 3155 East Patrick Lane, Suite 1, Las Vegas, Nevada 89120-3481. Our principal executive offices are located at 1458 Broad Street, Regina, Saskatchewan, S4R 1Y9, Canada. The telephone number for our executive office is 306.529.2652. The fax number is 306.352.1597.

We have received a going concern opinion from our auditors which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As at March 31, 2007, the Company had income from operations of $ 12,879, a net loss of ($31,861), and an accumulated retained earnings deficit of ($ 67,400). The Company intends to fund operations over the next twelve to fifteen months through improved cash flow generated from operations as well as equity financing arrangements, both of which may be insufficient to fund its capital expenditures, working capital and other cash requirements over the next twelve months to the year ending March 31, 2008. Please refer to “Going Concern” on page 36 of this registration statement.

Terry G. Bowering, our officer and director owns 5,100,000 shares, 51.26% of our company’s issued and outstanding common stock.  Mr. Bowering’s 5,100,000 common shares are not part of this registration statement.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to a total of 9,150,000 shares of our common stock. This consists of 4,850,000 common shares and up to 4,300,000 common shares that are issuable under warrants exercisable until August 1, 2010 (“Warrant shares”) at an exercise price of $0.05 per share. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The primary affiliate of our company, Terry G. Bowering, (our Chairman, President, Chief Executive Officer, and

Secretary) currently holds 5,100,000 common shares. Mr. Bowering will not be selling these shares in this offering. e Our common stock presently is not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the Plan of Distribution section at page 18 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were a total of 9,950,000 shares of our common stock issued and outstanding as at the date of the filing of this offering, August 8, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the year ended March 31, 2007 and 2006, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 30 of this prospectus.

	For the year ended March 31, 2007 (audited)	For the year ended March 31, 2006 (audited)
Revenue	$ 1,001,876	$ 668,557
Net Loss for the Period	$(31,861)	$(34,259)
Loss Per Share - basic and diluted	$(0.00)	$(0.01)
	As at March 31, 2007	As at March 31, 2006
Working Capital (Deficiency)	$(190,820)	$(106,062)
Total Assets	$388,107	$347,213
Total Number of Issued Shares of Common Stock	9,950,000	9,950,000
Weighted Average Shares Outstanding	9,950,000	6,472,603
Retained Earnings (Deficit)	$(67,400)	$ (35,539)
Total Stockholders' Equity (Deficit)	$(14,463)	$ 2,657

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We have commenced our business operations with our first restaurant acquisition as of July 1, 2005 and therefore we have a relatively limited operating history. If we cannot successfully manage the risks normally faced by early-stage companies, our business may fail.

The Company was initially formed on December 22nd, 2004 and began operations with our first restaurant acquisition which took place on July 1, 2005. There can be no assurance at this time that the Company will operate profitably or that it will have adequate working capital to meet its obligations as they become due. The Company believes that its success at this stage will depend in large part on its ability to (i) Successfully raise capital in future private placement share offerings (ii) Identify and acquire established restaurant businesses that provide positive cash flow and present opportunities for value enhancement (iii) Manage daily operations of current and future restaurant businesses profitably, given all of the risks. The Company has incurred operating losses in the initial stages of its business which may continue into the foreseeable future. The Company may not be successful in addressing the aforementioned risks, which may have a substantial adverse affect upon the Company's business.

Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainty regarding level of future revenue and inability to budget expenses and manage growth accordingly, and inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the restaurant industry make it difficult or impossible to predict future results of our operations. We may not acquire or develop a restaurant business(s) that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

The fact that we are in the early development of our company and that we have realized net losses from operations  since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors' opinion in connection with our audited financial statements.

Our independent auditors' opinion includes an explanatory paragraph about our ability to continue as a going concern. We may continue to incur operating losses in the future. Between August 1, 2005 and September 30, 2005, we raised $ 24,250 through the sale of shares of our common stock. Our primary source of funds to date has been the sale of our common stock and from operations of our restaurant subsidiary acquired July 1, 2005. If we cannot identify and execute additional profitable restaurant acquisitions in the near future or cannot generate operating net gains from existing operations, we may not be able to meet our financial obligations as they come due. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' opinion on our audited consolidated financial statements for the year ended March 31, 2007.

No assurance of profitability.

The restaurant service industry is very competitive and dependent upon the acceptance of the Company's food service offerings and the effectiveness of its marketing program to maintain and attract customers. There can be no assurance that our business plan will be successful or result in earning substantial revenues or profit or that investors will not lose their entire investment.

We will need additional capital for expansion, which may or may not be available.

We will need additional funds to either acquire established restaurants or develop new restaurants, including funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, and other expenditures.

In the future, we may seek additional equity or debt financing to provide funds so that we can develop or acquire additional restaurants and/or to pay down debt.  Such financing may not be available or may not be available on satisfactory terms.  If financing is not available on satisfactory terms, we may be unable to realize our business expansion plans. While debt financing will enable us to add more restaurants than we otherwise would be able to add, debt financing increases expenses and is limited as to availability due to our past financial results, and we must repay the debt regardless of our operating results.  Future equity financings will likely result in dilution to our stockholders, and that dilution could be significant.

We face risks associated with the planned future expansion of our operations.

Management has determined that the success of our business strategy depends on our ability to expand the number of our restaurants on an ongoing basis, either by developing new restaurants or by acquiring established restaurants.  Our success also depends on our ability to operate and successfully manage our daily operations.  Our ability to expand successfully will depend upon a number of factors, including the following:

  the availability and cost of suitable restaurant locations for development;
  the availability of restaurant acquisition opportunities;
  the hiring, training, and retention of additional management and restaurant personnel;
  the availability of adequate financing;
  the continued development and implementation of management information systems;
  competitive factors; and
  general economic and business conditions.

Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various acts of God may also affect the opening of new restaurants in the future.  Newly opened restaurants may operate at a loss for a period following their initial opening.  The length of this period will depend upon a number of factors, including the time of the year the restaurant is opened, the sales volume, and our ability to control costs.

We may not successfully achieve our expansion goals.  Additional restaurants that we develop or acquire may not be profitable.  In addition, the opening of additional restaurants in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing restaurants in those markets.

We will be subject to the risks associated with franchising operations if we begin franchising our proposed brand-named restaurant concepts.

We do not have any immediate plans to begin franchising our restaurant brand names. To date, we have registered the name ‘China Doll Restaurant’ and the name ‘China Doll’ in general as it relates to the restaurant and food services business in the province of Saskatchewan, Canada. Our future plans may include the franchising option as a viable means of expansion. If so, we will be subject to the risks associated with franchising if we begin franchising activities in the future.  If we develop a franchising program, our success as a franchisor will depend upon our ability to develop and implement a successful system of concepts and operating standards and to attract and identify suitable franchisees with adequate business experience and access to sufficient capital to enable them to open and operate restaurants in a manner consistent with our concepts and operating standards. We cannot provide assurance that we would be able to successfully meet these challenges as a franchisor.  In addition, as a franchisor we would be subject to a variety of Federal and State and/or Provincial laws and regulations, including Federal Trade Commission regulations, governing the offer and sale of franchises. These laws and regulations could result in significant increased expenses and potential liabilities for our company in the event we engage in franchising activities in the future.

Failure to respond to change

If the Company fails to introduce new menu items in the restaurants we may own and operate in the future and streamline its services to coincide with customer demand and preferences, customers may forego the use of the Company's services and use those of competitors. To remain competitive, the Company must continue to enhance and improve its restaurants’ products and services offerings. If competitors introduce new products and services, or if new industry standards and practices emerge, there is a risk that the company may not successfully adapt accordingly to meet customer shifting demands.

Our target market (Regina, Canada), for our restaurant business in which the Company intends to compete is intensely competitive.

We compete with a variety of established competitors in this market. These competitors may have longer operating histories, greater name recognition, established customer bases, and substantially greater financial, technical and marketing resources than the Company. The Company believes that the principal factors affecting competition in its proposed market include degree of name recognition (goodwill), ability to differentiate its food service offerings, developing aesthetic and pleasing restaurant interiors and dining rooms, maintaining a high level of customer service and customer satisfaction, and the ability to effectively respond to changing customer needs and preferences. Currently, there are no significant proprietary or other barriers of entry that could keep potential competitors from developing or acquiring similar food service offerings and providing competing services in the Company's market. The Company's ability to compete successfully in the full service restaurant industry will depend in large part on its ability to execute acquisitions of established restaurant businesses that have developed a core customer base as a result of developing a sustainable competitive advantage in the market place in which they compete by offering market-differentiated food services and products.

There can be no assurance that the Company will be able to compete successfully in the future, or that future competition will not have a material adverse effect on the business, operating results and financial condition of the Company.

Potential for indebtedness

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company's needs or to otherwise provide the capital necessary to conduct its business. As of the date of this

Our assets may become impaired due to changing and adverse economic conditions.

Our assets may become impaired due to changing economic conditions. When we encounter a “triggering” event, decide to close a restaurant, or perform a periodic review of our marginally performing locations in the future, we may have to record appropriate asset impairment charges if necessary.  The amount of impairment charges and the allocation of goodwill, if any, is based upon assessments of current and future economic conditions and their estimated impact on our ability to recover our investment in long-lived assets.  Even in strong economic conditions, there can be conditions or local situations that might require the recording of asset impairment charges.  In the future, we intend to perform periodic asset impairment tests and as a result, it is possible that we will record future asset impairment charges.

We may incur significant debt in the future, and we may be unable to meet the associated debt covenants over time.

We anticipate that we may incur significant indebtedness in the future in connection with our growth strategy. As of March 31, 2007, we had an amount owing to our primary affiliate (related party) and shareholder, who is also our Director, President, and Chief Executive Officer in the amount of $ 202,660. (All of amounts due to related parties are classified as current in our financial statements - see Note 4 of the Financial Statements). We also have a term bank loan in place of which we are making monthly principal and interest payments towards. The total amount outstanding of this bank loan at March 31, 2007 is $ 140,214. The current portion of the loan is $ 20,479 and the long term debt portion relating to this loan is $ 119,735. The balance of the term of this loan will be five (5) years from the period ended March 31, 2007. There is a general security agreement over the company’s assets in place until the debt is retired.

In the process of financing future acquisitions, we may incur debt which may include financial covenants which may limit the amount we can further borrow. If we fail to meet any financial covenants, our lenders could call their loans immediately.  There can be no assurance we will continuously meet these covenants in the future. We anticipate that the assets of Allstar Restaurants which we may acquire in the future will be pledged directly or indirectly to secure our debt obligations. As of the date of this registration statement, we have not entered into any agreements, understandings, or have preliminary plans for future acquisitions.

Our future borrowings may involve substantial interest expense.

Our borrowings may result in interest expense that may restrict our ability to operate profitably and increase financial risk. Additionally, current interest rates are at historically low levels.  If interest rates were to increase, our interest costs would also increase, adding further risk and uncertainty. We must make these interest payments regardless of our operating results.

We may depend on key food product suppliers and be subject to fluctuating market prices of food product inputs.

The inability of any of our food suppliers to continuously provide us with a high level of quality and dependability in the receipt of our supplies at reasonable prices allowing us to operate at a profit, could have a material adverse impact on our business. In addition, most of the food inputs for restaurants are commodities which may fluctuate in price from time to time which may negatively impact our profit margins. We believe that all essential food product inputs for future proposed restaurant menu items are available from national suppliers as well as from local suppliers in the cities in which our proposed restaurant markets are located.

The Company's success is substantially dependent on the performance of its executive officers and key employees.

The immediate loss of the services of any members of our senior management team, without a reasonable period of transition, could have a material adverse effect on our business. We do not maintain any life insurance on these senior executives. Given the Company's early stage of development in the Restaurant industry, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to attract, retain and motivate qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to market, sell, and enhance its food services. The loss of one or more of its employees or the Company's inability to hire and retain other qualified employees could have a material adverse effect on the Company.

Uninsured losses

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its proposed business. The Company maintains comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance when necessary. However, should uninsured losses occur, the shareholders could lose their invested capital.

The Company may have liabilities to affiliated or unaffiliated lenders.

These liabilities would represent fixed costs which would be required to be paid regardless of the level of profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, employees, suppliers or others because of the nature of its business. Litigation could cause the Company to incur substantial expenses and, if cases are lost, judgments and awards could add to the Company's costs.

All of our assets and our Chief Executive Officer and Chairman are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets, through our wholly-owned subsidiary, are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our Chairman and Chief Executive Officer is a resident and national of a country outside the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

Our director and officer may not be able to devote sufficient time

Our director and officer may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues. As a Director of Allstar Restaurants, the role of Mr. Terry  Bowering is to ensure all private placement funding is conducted in accordance with all securities legislation; that all accounting functions in the parent and subsidiary are complete and accurate and prepared in a timely fashion; and, to ensure all Federal and State public filings are complete and accurate.

Risks Related to the Industry

Lack of Consumer Confidence

The Restaurant industry faces the daily risk that the quality of its food and service may not be 100% consistent and as a result customers may be lost. There can be no assurance that the Company will be able to consistently maintain customer confidence in its food services on a daily basis and entirely eliminate the risk of customer loss. If the Company's efforts are unsuccessful, it could have a material adverse effect on the Company's business, financial condition and the results of operations.

We face risks associated with changes in general economic and political conditions that affect consumer spending.

Adverse economic conditions and any related decrease in discretionary spending by our customers may have an adverse affect on our revenues and operating results. When the economy struggles, our customers may become more apprehensive about the economy and reduce their level of discretionary spending.  We believe that a decrease in discretionary spending could impact the frequency with which our customers choose to dine out or the amount they spend on meals while dining out, thereby decreasing our revenues.

We face risks that affect the restaurant industry in general.

A variety of factors over which we have no control may affect the ownership and operation of restaurants.  These factors include adverse changes in national, regional, or local economic or market conditions; increased costs of labor or food products; fuel, utility, and energy and other price increases; competitive factors; the number, density, and location of competitors; and changing demographics, traffic patterns, and consumer tastes, habits, and spending priorities.

Third parties may file lawsuits against us based on discrimination, personal injury, claims for injuries or damages caused by serving alcoholic beverages to an intoxicated person or to a minor, or other claims.  Our business could be adversely affected by publicity about food quality, illness, injury, other health and safety concerns or operating issues at one restaurant or a limited number of restaurants operated under the same name, whether or not we actually own or manage the restaurants in question.  We cannot predict any of these factors with any degree of certainty.  Any one or more of these factors could have a material adverse effect on our business.

Employees may file claims or lawsuits against us based on discrimination or wrongful termination or based upon their rights created by the state laws wherein we do business. These claims or lawsuits could result in unfavorable publicity and could have a material adverse effect on our business.

We face intense competition.

The restaurant industry in general is highly competitive with respect to price, service, and food type and quality.  Restaurant operators also compete for attractive restaurant sites and qualified restaurant personnel and managers.  Our restaurants will compete with a large number of other restaurants, including national and regional restaurant chains and franchised restaurant systems, as well as with locally owned, independent restaurants.  Many of our competitors have greater financial resources, more experience, and longer operating histories than we possess. Please refer to Competition under the Business Description section on page 29 of this registration statement for a more detailed discussion on this particular risk factor.

We face risks associated with government regulation.

The restaurant industry is subject to extensive licensing and regulation by state and/or Provincial and local departments and bureaus of alcohol control, health, sanitation, and fire and to periodic review by the state and municipal authorities for areas in which the restaurants are located.  Primarily, the company must comply with very stringent health regulations imposed on the business and its operations designed to protect the public or its ability to operate will be restricted. Some jurisdictions may impose restrictions, licensing requirements, or prohibitions on the company’s food services and products.  In addition, we are subject to local land use, zoning, building, planning, and traffic ordinances and regulations in the selection and acquisition of suitable sites for constructing new restaurants.  Delays in obtaining, or denials of, or revocation or temporary suspension of, necessary licenses or approvals could have a material adverse impact on our development of restaurants.

Various Federal, State and/or Provincial, and local laws affect our business.  The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites.  These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies.  City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct or acquire restaurants in desired locations and could result in costly delays.

The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business.  In addition, an increase in the minimum wage rate, employee benefit costs, costs of installing fixtures or accommodations for handicapped individuals or other costs associated with employees could adversely affect our business.  We also are subject laws and regulations that, among other things, may require us to install certain fixtures or accommodations in new restaurants or to renovate existing restaurants to meet federally mandated requirements.

We anticipate that sales of alcoholic beverages will represent an important source of revenue for our restaurants.  The temporary suspension or permanent loss or the inability to maintain a liquor license for any restaurant would have an adverse effect on the operations of that restaurant.  We do not plan to open a restaurant in any location for which we believe we cannot obtain or maintain a liquor license.

At present, the Company does not anticipate that any potential restrictions or licensing requirements in its target markets will hinder its ability to operate successfully. However, no assurance can be made that in the future new restrictions, prohibitions or licensing requirements will not arise which would materially adversely effect the Company's business, operating results, and financial condition of the Company.

Litigation could have a material adverse effect on our business.

Litigation is common in the restaurant industry. We may from time to time be the subject of complaints or litigation from guests alleging food-borne illness, injury, or other food quality, health, or operational concerns.  We may be adversely affected by publicity resulting from such allegations regardless of whether such allegations are valid or whether we are liable.  We are also subject to complaints or allegations from former or prospective employees from time to time.  A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business.

We may be subject to State and/or Provincial laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person.  While we will carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all.

Risks Associated with Our Common Stock

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors and their affiliates, in the aggregate, currently beneficially own approximately 52 % of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are currently authorized to issue up to 75,000,000 common shares, of which 9,950,000 are issued and outstanding at the time of this prospectus. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Because the share purchase warrant cannot be sold separate from the securities being registered, there is risk of incurring a loss.

This offering does not allow for separate sale of the attached share warrant to each unit.  If the warrants cannot be sold separately the investor may incur a loss if they exercise the warrant and purchase the underlying shares at $0.05 per share and then are not able to resell the underlying shares at least at a minimum price of $0.05. The 4,300,000 shares with attached warrants are restricted securities and therefore can not be sold unless they are registered or sold in a transaction which is exempt from registration. Our common stock is not currently listed on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. Therefore it may be difficult to sell the shares or if sold it may adversely affect the market price of such shares. Our common stock is not currently listed on any national exchange or electronic quotation system.  Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

We plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. Upon receiving the notice of effectiveness of this registration statement, we will make an application, through a market maker, to file the 15c-211 application with the NASD to have our shares quoted on its over the counter bulletin board quotation service. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Please see Plan of Distribution on page 18 for a detailed explanation of how the securities may be sold.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit the development of a liquid public market for our stock and may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we develop a public market for our shares, our shares would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". These additional requirements may have the effect of limiting the development of a public trading market, reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect our ability to develop a public trading market for our shares and may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and may limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 7 to 13, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the registration of a total of 9,150,000 common shares. This total consists of 4,850,000 common shares and up to 4,300,000 common shares underlying the warrants to be sold by the selling stockholders identified in this prospectus that the registrant has agreed to register under the Securities Act of 1933. On September 30, 2005, pursuant to Rule 506 of Regulation “D” under the Securities Act, we issued a total of 4,300,000 ‘units’, each of which consisted of 4,300,000 common shares and up to 4,300,000 common shares underlying warrants exercisable at $0.05 per share until expiry at August 1, 2010. Also on September 30, 2005 we issued 550,000 shares pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. We intend to register the common stock under the Exchange Act. The shareholders will sell their shares for the duration of this offering at $0.05 per share. The share purchase warrants are exercisable at a price of $0.05 until expiry at August 1, 2010 and cannot be detached and sold separately. The 4,850,000 shares and up to 4,300,000 common shares underlying the warrants are restricted securities and therefore can not be sold unless they are registered or sold in a transaction which is exempt from registration.

Our offering price of $0.05 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such. The selling stockholders will sell their shares of our common stock at $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. After this registration statement is declared effective we will file the Form 8-A under the United States Exchange Act of 1934 to become a fully reporting company. We intend to make an application for quotation, through a market maker,  to file a 15c-211 with the NASD to apply to the NASD to have our shares quoted on its over the counter bulletin board quotation service following our registration statement becoming effective. As of the date of this registration statement, our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

The primary affiliate of our company, Terry G. Bowering, (our Chairman, President, CEO, and Secretary) who holds 5,100,000 common shares as of the date of this registration statement, will not be selling his shares in this offering. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. Please see the Plan of Distribution section at page 18 of this prospectus for a detailed explanation of how the common shares may be sold.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our offering price of $0.05 per share does not have any relationship to any established criteria of value, such as book value, earning per share, past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our offering price of $0.05 per share has been arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company.

Our common stock is presently not traded on any market or securities exchange and, to the date of this filing, we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DILUTION

The issued and outstanding shares being registered have no impact on the number of shares issued and outstanding and no dilution will result from this offering. The common stock to be registered and sold by the selling stockholders is a total of 9,150,000 common shares, of which 4,850,000 shares of common stock are currently issued and outstanding to 41 stockholders. Accordingly, there will be no dilution to our existing stockholders in this case. However, 4,300,000 shares underlying the warrants were issued under a Rule 506 Share offering. The warrants, which may not be sold separately, are exercisable at $0.05 per share until August 1, 2010. Please refer to “Risks Associated With Our Common Stock” under Risk Factors on page 11 of this registration statement.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the total 9,150,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering. As of the date of this registration statement, there were a total of 9,950,000 shares of common stock outstanding. All of the selling stockholders’ shares detailed in this prospectus were issued on September 30, 2005. The shares issued to the selling shareholders in this prospectus were a result of two private common stock offerings (detailed in the two tables below), both of which closed September 30, 2005.

The table immediately below sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 8, 2007, and the number of shares of common stock covered by this prospectus. This selling stockholders' table consists of shareholders that purchased 4,300,000 shares of our common stock as well as 4,300,000 warrants exercisable at $0.05 per share until August 1, 2010, pursuant to a private placement offering dated August 1, 2005 which satisfied the requirements of Rule 506 of Regulation D. This offering was sold at $0.005 per share and was closed on September 30, 2005. The sale price of our common stock was the result of negotiations between the respective purchasers and the company, and was not based on book value or our assets.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. None of these selling security holders have been a Director or officer of the company since its formation on December 22, 2004. All of the stockholders named in the table immediately below are residents of the United States.

Name of Selling Stockholder and Position, Office or Material Relationship with Allstar Restaurants	Common Shares issued to the Selling Stockholder (2)	Additional Shares issuable under Warrants held (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Jon J. Priesler	100,000	100,000	200,000	Nil	0%
Douglas W. Peterson	100,000	100,000	200,000	Nil	0%
Dona Gialketsis	100,000	100,000	200,000	Nil	0%
Damon Curran	100,000	100,000	200,000	Nil	0%
Pacific Realty Management (3)	400,000	400,000	800,000	Nil	0%
Christopher A. Keiser	100,000	100,000	200,000	Nil	0%
Henry L. Rivera	100,000	100,000	200,000	Nil	0%
Daniel Justin	400,000	400,000	800,000	Nil	0%
Richard Minutella	100,000	100,000	200,000	Nil	0%
Steven M. Kordak	100,000	100,000	200,000	Nil	0%
Valerie Sherriee Harrison	100,000	100,000	200,000	Nil	0%
Stephen J. Becker	100,000	100,000	200,000	Nil	0%
Kristina Brichta	100,000	100,000	200,000	Nil	0%
Thomas P. Ackerman	100,000	100,000	200,000	Nil	0%
William B. Lysaught Jr	100,000	100,000	200,000	Nil	0%
Richard G. Miller	100,000	100,000	200,000	Nil	0%
DNA4B (4)	100,000	100,000	200,000	Nil	0%

W. Lance Coultrap	100,000	100,000	200,000	Nil	0%
T. Wheatcraft	400,000	400,000	800,000	Nil	0%
J. Grant Parsons	100,000	100,000	200,000	Nil	0%
Gracemary Avino	100,000	100,000	200,000	Nil	0%
Ron Bassler	100,000	100,000	200,000	Nil	0%
John K. Tholen	100,000	100,000	200,000	Nil	0%
Stephen Ingrassia	100,000	100,000	200,000	Nil	0%
Carla King	100,000	100,000	200,000	Nil	0%
David Dubois	100,000	100,000	200,000	Nil	0%
Mark Marsillo	100,000	100,000	200,000	Nil	0%
Frank Aguilera	100,000	100,000	200,000	Nil	0%
Ray Coultrap	100,000	100,000	200,000	Nil	0%
Dorothy E. Halloran	100,000	100,000	200,000	Nil	0%
Thomas L. McDermott	100,000	100,000	200,000	Nil	0%
Donald C. Jones	200,000	200,00	400,000	Nil	0%
Ronald Darvin Jones	100,000	100,000	200,000	Nil	0%
Total:	4,300,000	4,300,000	8,600, 000

(1) Assumes all of the shares of common stock offered are sold. The above is based on 4,300,000 common shares originally issued on September 30, 2005 as a result of a private placement offering pursuant to Rule 506 of Regulation “D” under the Securities Act and 4,300,000 common shares from the same private offering issuable under warrants held by these shareholders. The warrants cannot be sold separately and are exercisable at $0.05 per share until August 1st, 2010.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.
(3) This shareholder is a corporation domiciled in the state of California. The beneficial owner is Pablo Leon, a resident of the Long Beach, California.
(4) This shareholder is an LLC, domiciled in the State of Arizona. The beneficial owner is Alex Chucri, a resident of Scottsdale, Arizona.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 8, 2007, and the number of shares of common stock covered by this prospectus. This selling stockholders' table (see below) consists of shareholders that purchased an aggregate of 550,000 shares of our common stock pursuant to pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. None of the individuals listed in the table below are U.S. persons as that term is defined in Regulation S. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

This offering was sold at $0.005 per share and was closed on September 30, 2005.  The sale price of our common stock was the result of negotiations between the respective purchasers and the company, and was not based on book value or our assets.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. None of these selling security holders have been a Director or officer of the company since its formation on December 22, 2004. All of the selling stockholders named in the table immediately below are residents of Canada.

Name of Selling Stockholder and Position, Office or Material Relationship with Allstar Restaurants	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Cathie Vossen	100,000	100,000	Nil	0%
Darcy Skwara	100,000	100,000	Nil	0%
Robyn Szilagyi	100,000	100,000	Nil	0%
Tracy Herauf	50,000	50,000	Nil	0%
Trent Taylor	50,000	50,000	Nil	0%
Shirley Katchuck	50,000	50,000	Nil	0%
Charles Truman	50,000	50,000	Nil	0%
Jennifer Adams	50,000	50,000	Nil	0%
Total:	550,000	550, 000

(1) Assumes all of the shares of common stock offered are sold. The above is based on 550,000 common shares originally issued on September 30, 2005 and outstanding as of the date of this registration statement, as a result of a private placement offering pursuant to Regulation S under the Securities Act of 1933.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

We issued an aggregate of 5,100,000 shares to our primary affiliate Mr. Terry G. Bowering, (our President, Chief Executive Officer, Secretary, and Director), on March 30, 2005 (100,000 shares), and July 1, 2005 (5,000,000 shares), respectively. These affiliate shares will not be sold as part of this offering.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being registered to allow public secondary trading by the holders of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of these shares by the selling stockholders.

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Terry G. Bowering, the primary affiliate of our company, will not be selling his shares as part of this offering. These sales may be at fixed or negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale; and

(g) any other method permitted pursuant to applicable law.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

The Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than U.S. $5.00 per share, subject to certain exceptions.  Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.  The administration requirements imposed by these rules may affect the liquidity of our common shares. Our securities will be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors.  For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Terry G. Bowering is the underwriter in this offering, as that term is defined in section 2(a)(11) of Rule 144  the Securities Act of 1933. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is TranShare Corporation, (5105 DTC Parkway, Suite 325, Greenwood Village, CO 80111, telephone: 303.662.1112).

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Terry G. Bowering	President, Secretary, Treasurer & Chairman	46	December 22, 2004

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Terry G. Bowering,
Director, President, Secretary, and Treasurer

Currently, Mr. Bowering is employed as Managing Director and General Manager of Fastserve Foods Inc., in Regina, Saskatchewan, Canada. Mr. Bowering oversees the daily business operations of Fastserve Foods Inc.’s restaurants as well the corporate development and administrative duties for Allstar Restaurants. Mr. Bowering also acts as an independent Management Consultant offering consultation to private companies on a variety of financial and administrative issues. From 1999 to 2003 Mr. Bowering was a Director and Chief Executive Officer of Netforce Systems Inc., an Internet Services company, based in Antigua, West Indies. Mr. Bowering holds a Bachelor of Administration degree (B.Admin.) in Finance from the University of Regina, and a Master of Business Administration degree (MBA) from the University of Saskatchewan, Canada.

Mr. Bowering was appointed to the position of Director on December 22nd, 2004, to serve until his successor has been elected and qualifies.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:
  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 8, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and of our current director and executive officer. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Terry G. Bowering 10 Cedar Meadow Drive Regina, Sask. S4X 3J6 Canada	5,100,000	51.26%
Directors and Officers (as a group)	5,100,000	51.26%

(1) Based on 9,950,000 total shares outstanding as of August 8, 2007.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

Description of Common Stock

Our Corporate Resolution dated July 5th, 2005 served to increase our authorized common stock from 5,500,000 authorized common shares as of June 30, 2005 to the current 75,000,000 authorized shares of common stock with a par value of $0.001. As at September 30, 2005, we had a total of 9,950,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There is no conversion, redemption, sinking fund, or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of HJ & associates, LLC, Certified Public Accountants, to audit our financial statements for the annual fiscal period ended March 31, 2007, 2006, and 2005. There has been no change in the accountants and no disagreements with HJ & Associates, LLC, Certified Public Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Allstar Restaurants, included in this registration statement have been audited for the year ended March 31, 2007 by HJ & Associates, LLC, Certified Public Accountants, 50 West Broadway, Suite 600, Salt Lake City, Utah, 84101, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

HJ & Associates, LLC, Certified Public Accountants, are not employed on a contingent basis in connection with the registration or offering of Allstar Restaurants’ common stock.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director's duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 1458 Broad Street, Regina, Saskatchewan, Canada, S4R 1Y9. This office functions as our main office administrative operating facility. We believe our current premises are adequate for our current administrative operations and we do not anticipate that we will require any additional premises in the foreseeable future.

As of July 1, 2005, through our acquired subsidiary Fastserve Foods Inc., we currently lease space for our restaurant operation (trading as China Doll Restaurant and Lounge). The restaurant is located in a multi-tenant strip mall, originally constructed in 1986, on a major thoroughfare and traffic corner near to the city center of Regina, in the Province of Saskatchewan, Canada. The traffic count per day is in access of 30,000, considered to be high volume for the market. The restaurant occupies a total of 5,562 square feet of space allowing for a maximum seating capacity in the dining room and lounge of approximately 200 people. The restaurant has a reception/waiting area, a dining room where lunch and dinner is served daily, a fully equipped kitchen and preparation area, dry goods inventory storage area, three large walk-in storage coolers and freezers, and a large sports bar and lounge with multiple big screen Plasma TVs equipped with the latest satellite TV technology. The restaurant is open for business seven days per week.

Our subsidiary, Fastserve Foods Inc., which operates the China Doll Restaurant and Lounge, was assigned the balance of an existing 5 year lease in April 1, 2005. The balance of the term was approximately 2 years, expiring on January 31, 2007.  Also on April 1, 2005, a 5 year term option to commence at the expiry of the existing lease was executed. This lease term will expire on January 31, 2012, at which time the company can re-negotiate at prevailing market rents for an additional 5 year option if so desired. The lease provides for a fixed net rental payment plus a percentage, based on square feet occupied, of the property taxes, common area, and maintenance expenses of the building. Net rent combined with common area maintenance and other building expense recoveries amounted to approximately CDN$ 81,540 per year for the balance of the existing lease term (2006, 2007).  Upon expiry of the balance of the current lease term, the net rent combined with common area maintenance expense recoveries increase to CDN$ 84,315 per year for the first three years (2008, 2009, 2010), then increases to CDN$ 87,108 for years four and five (2011, 2012). The company also maintains an administrative office in the same restaurant space.

The China Doll Restaurant building is regularly maintained by outside contractors who are on call 24 hours per day in most cases. Management believes that this property is in good condition and that there will not be any immediate or medium term need for any significant repairs, maintenance expenditures or leasehold improvements to maintain the operational and aesthetic integrity of the occupied premises for the foreseeable future. At a minimum, only routine recurring maintenance and periodic minor capital leasehold improvements will be necessary. The property and business is insured up to replacement cost as determined by management with consultation from insurance experts. Business interruption insurance is also in place under its current insurance policy. In the opinion of management there is currently adequate total insurance coverage in place.

DESCRIPTION OF BUSINESS

Our Current Business

Allstar Restaurants was originally incorporated in the state of Nevada on December 22, 2004 under the name Nexstar Properties, Inc. An amendment to the Articles of Incorporation was filed to the Nevada Secretary Of State on March 30, 2005 to change the name to Allstar Restaurants. We are a restaurant company with the objective of developing into a multi-unit full service restaurant and food services business. We commenced operations of our restaurant business with the acquisition of our wholly-owned subsidiary, Fastserve Foods Inc., on July 1, 2005. Fastserve Foods Inc., currently owns and operates a restaurant and lounge with the trading name “China Doll Restaurant and Lounge” in the provincial capital city of Regina, Saskatchewan, Canada. The acquisition of this privately-owned business is the first step in fulfilling the Company's business objective of developing a profitable multi-unit restaurant business. The China Doll Restaurant and Lounge is a full-service, family-style dining establishment featuring a wide selection of freshly prepared, popular Chinese and Canadian foods and beverages served by well-trained, friendly employees in a relaxed setting.  This restaurant is a single unit, medium-size (5,600 square feet) full-service restaurant primarily serving healthy, contemporary style Chinese Cuisine. The restaurant features a high volume delivery and takeout component along with the dining room and a fully-licensed sports lounge. Our wholly-owned subsidiary, Fastserve Foods Inc., was originally incorporated on February 15, 2005 in the province of Saskatchewan, Canada. The China Doll Restaurant and Lounge is located at 1458 Broad Street, Regina, Saskatchewan, S4R 1Y9, Canada.

The Company, through Fastserve Foods Inc., its wholly-owned subsidiary, currently employs 25 full-time persons. The majority of these individuals are employed in the daily operation of the restaurant business. Mr. Terry G. Bowering, Director and President and Chief Executive Officer, also is employed as General Manager of the company’s restaurant subsidiary. We intend to continue to capitalize on the evolving opportunities in the restaurant industry in the future by acquiring and developing established restaurant businesses and further utilize our registered brand and trading name “China Doll Restaurant”. We are particularly focused on acquiring and investing in restaurants that have multiple revenue sources. This would include restaurants that combine a family-style dine-in service with a viable delivery and takeout service, and that also feature licensed lounges.

Restaurant Industry Overview

There are about 8 million restaurants in the world and some 300,000 restaurant companies. The restaurant industry divides itself into full-service and fast-food restaurants. Full-service restaurants include family restaurants (such as Denny's), dinner houses (Darden Restaurants' Red Lobster), and grill/buffet type eateries (Metromedia's Ponderosa). The fast-food sector includes sandwich shops, which means hamburgers and Mexican food, as well as pizza and chicken joints. Companies in this sector include giants such as Kahala (Great Steak & Potato, Frullati Cafe), Texas Pacific Group (Burger King), YUM! Brands (Taco Bell, KFC, Pizza Hut), and of course, McDonald's. In a weak economy, the full service category's stock suffers as people with less disposable income settle for cheaper fare.

Overall restaurant sales have been rising just over 5% annually. However, the supply of workers age 16 to 24, the primary pool for restaurant employees, has been declining. To solve the problem, companies are hiring more retirees and immigrants, and are increasingly making use of automation. A slowing economy should help offset a shrinking labor force by keeping wages (often minimum) stable, thus posing less threat to profits.

The restaurant industry in general is a classic mature market. Companies face stiff competition and low profit margins. Given this scenario, companies tend to grow through acquisition rather than through building new units, which cost upwards of $1 million even for a fast-food unit. Making acquisitions gives companies a larger revenue base over which to spread costs, and it also gives them more leverage with suppliers to keep costs down. With the rise of two-working adult families since the 1980s, North Americans have less time and energy to prepare their own meals and have been eating out more frequently resulting in a trend towards increasing the demand for fast and efficient quality food delivery and takeout services.

Canada Food Service Industry Facts

Increased disposable income, a strong economy and a healthy labour market will help total foodservice spending grow 4.0 % in 2006. The industry will surpass the $50 billion mark with strong gains across most foodservice segments. Adjusted for menu inflation of 2.7%, real foodservice sales are expected to grow 1.3 % in 2006.

Our primary market focus initially is the Western Canada region. In total, there are 63,517 commercial foodservice units in Canada, or 20.1 units per 10,000 Canadians. By segment, there are:

28,794 full-service restaurants,
25,094 limited-service restaurants,
4,035 contract and social caterers,
5,595 taverns, bars and nightclubs

Source: CRFA's Provincial InfoStats and Statistics Canada

  Nearly two-thirds, or 63.5%, of restaurants in Canada are independent brands. Chain restaurants account for the remaining 36.5%, and many of these are locally owned and operated franchises.

  The average Canadian household visits a restaurant for a meal or snack 508 times per year. Meals and snacks sourced from restaurants account for 1 in 10 meal occasions.

  The average Canadian household spends 30.3% of its total food dollar on foodservice, compared to 42.0% for U.S. households.

  Including spending by households, government, businesses and foreign tourists, foodservice accounted for 40.5% of the food dollar in 2004.

  The average household sources a meal or snack from a restaurant 11.3 times over a two-week period.

  The percentage of restaurant meals and snacks eaten off-premise has increased from 53% in 1994 to 60.0% in 2003 due to the increased popularity of drive-through service .

Canadian households averaged 11.5 visits to restaurants for meals or snacks over a two-week period in 2004, one more visit every two weeks than in 1999. Quick-service restaurants account for more visits than family/mid-scale, casual dining and fine dining restaurants combined.

Although the majority of visits are to quick-service restaurants, a higher average check size means full-service restaurants account for the biggest share of the food dollar. Full-service restaurants claim 50.1 % of restaurant dollars, while quick-service restaurants have a 43.6 % dollar share. More than 60% of restaurant meals are eaten off-premise - an increase of seven percentage points since 1996.

Market Share Definitions

Commercial Foodservice (78% Market Share) Operations whose primary business is food and beverage service:

  Full-Service Restaurants (39%):
  Includes licensed and unlicensed fine-dining, casual and family restaurants as well as restaurant-bars.
  Limited-Service Restaurants (28%):
  Includes quick-service restaurants, cafeterias, food courts and take-out and delivery establishments.

  Social and Contract Caterers (6%):
  Includes contract caterers supplying food services to airlines, railways, institutions and at recreational facilities, as well as social caterers providing food services for special events.
  Bars (5%):
  Includes bars, taverns, pubs, cocktail lounges and nightclubs primarily engaged in serving alcoholic beverages for immediate consumption. These establishments may also provide limited food service.

Consumer Trends in the Foodservices Industry

Household spending at restaurants and bars has increased by $263 on an annual basis since 1998, driven by rising disposable income and the need for busy two-income households to find convenient meal solutions. Rising disposable incomes, increased business spending, and an aging population has contributed to full-service restaurants’ growth in sales outpacing limited-service restaurants in 2006. The average check size per person at a full-service restaurant is nearly three times higher than the average check size at a quick-serve restaurant. As a result, full-service restaurants account for 51.7 % of the consumer household food dollar compared to 42.4 % for quick-service restaurants. In 2005, the average check size per person for all restaurant segments climbed to $6.36 - a 3.9 % increase over 2004.

Canadians trying to balance their busy work and home lives are eating fewer restaurant meals on premise and more at home or on the go. On-premise eating accounted for less than 40% of all meal occasions in 2005 - down sharply from nearly 47% in 1996. For off-premise dining (takeout), foods that travel well such as roast chicken, gourmet burgers, and many ethnic foods will meet consumers’ growing demand for convenient and portable meals.

Canadians cite quality, nutrition, and price as the three most important factors when dining in or out. Consumers are trending to opt for lighter fare. The food categories that are growing include pasta, deli sandwiches, Subs, Chinese/Oriental/stir fry, chicken sandwiches, muffins, Japanese, and fish/seafood. Food categories that are slowing or declining include Pizza, burgers, donuts, fries, soup, breakfast sandwiches, eggs, and hotdogs. (The changing popularity of various menu items is tracked by The NPD Group’s CREST survey. The “growing” list shows the menu items that made the biggest volume gains over the past year, while the “slowing” list shows the menu items that saw the most significant declines).

(Sources: 2004 Survey of Household Spending, Statistics Canada, Foodservice Facts 2006 Market Review and Forecast, Canadian Restaurants and Foodservices Association, Ipsos-Reid; April 2005, CREST/NPD Group).

The Current Target Market Focus

Currently, our core market focus for our restaurant business is the city of Regina, in the province of Saskatchewan, Canada. Saskatchewan's capital City, Regina is the heartbeat of the province. Located in the heart of Western Canada, Regina is the center of a multi-billion dollar agricultural economy. With a population of over 200,000, and a direct trading area of 500,000, Regina is a vibrant, highly productive city, offering an outstanding business environment. Regina is the center of the Provincial Government where most government departments and crown corporations of the Province are headquartered. Regina is located on the TransCanada Highway, only a half day drive from the cities of Calgary, Edmonton, Winnipeg, and the U.S. Border. Regina is consistently one of North America's most economical locations to conduct business and is one of Canada's most stable economies. Regina has the sixth lowest overall business costs of 64 cities in eight countries (Canada, United States, Austria, France, Germany, Italy, Japan and the United Kingdom) and the lowest in mid-western North America.  Regina is a knowledge-based economy: the public and private sectors are investing in agri-business, information and communications technology, petroleum technology and resource management.  Other industry includes steel production with Regina being the home of IPSCO, western Canada's largest steel producer, a buoyant provincial energy sector, fueled by oil and gas production, and the home base of Saskatchewan Wheat Pool, the world's largest grain handling co-operative.

Products and Services

Menu
The China Doll Restaurant is categorized as a full service family-style restaurant. The menu (for both dine-in and takeout) of the China Doll Restaurant consists primarily of a wide variety of Chinese Cuisine including various seafood, beef, chicken, pork, rice, vegetable, and combination dishes. The moderate-low priced menu attracts a wide range of customers in the target market area. The restaurant also serves Canadian Cuisine such as hamburgers, steaks, sandwiches, soups and salads. Each menu item is made to order at the time the customer places the order and is not pre-prepared. The restaurant features a popular luncheon menu featuring a number of daily “Wok” combination specials prepared quickly and efficiently (i.e. Combo #1.: special fried rice, honey garlic dry ribs, and sweet and sour chicken balls or, Combo #2.: deep fried shrimp, chicken chow mein, and chicken fried rice, etc.) from Monday to Saturday. The dining room is opened seven days per week and features more specialized dishes of a wide variety such as Lemon Seu Gai, Ginger Beef, Almond Shrimp, Egg Foo Yong, or a complete selection of Sechuan-type dishes (spicy), as well as a full beverage, liquor and wine selection. All of the menu items can be prepared for both dine-in at the restaurant and lounge as well as for pickup and delivery anywhere in the city (see www.cdoll.ca for detailed menu selection). Information on this website does not form part of this prospectus.

Production
Food preparation and production takes place in the kitchen of the restaurant. Fresh vegetables, meat, poultry, and seafood products are used daily to create the dishes from scratch. The experienced chef and kitchen staff exercise strict standards of sanitation, quality production, presentation, and packaging in daily operations. Catering can be produced on location at customers’ facilities, depending on menu items desired as well as equipment and facilities available, but is predominantly prepared in the restaurant kitchen and then transported to the catering site to be set up and served.

Service
There are three ways a customer can purchase our food at the China Doll Restaurant and Lounge. They may sit down at one of the 200 total seats in the dining room and/or lounge and receive full service for lunch or dinner from a waitperson. A separate take-out counter services those who wish to pick up their food. Our take-out food is prepared to order with orders coming from either the telephone or fax. Delivery (an indirect form of take-out) is available at all business hours and we deliver city-wide. For delivery and takeout orders, we primarily use a multi-line Centrex telephone system with caller identification to assist in verifying the customer order information. We utilize three trained delivery drivers for complete coverage of the target market area. These delivery drivers utilize the latest technology for accepting payment as a result of the trend towards a preference for and the convenience of non-cash payment. Each driver is supplied with a mobile hand-held wireless unit that accepts credit card and automatic debit cards as payment. For customer convenience, the restaurant has the capability of accepting automatic bank card debit, American Express, Visa, and MasterCard right at the customers’ door (incl. residence and office/business).

Sports Lounge
The restaurant also features a separate licensed sports lounge which allows for larger group seating and seats a total of approximately 100 people. The lounge is equipped with 5 big-screen Plasma TVs and the latest technology in Satellite TV which provides for a multitude of sports channels and pay-per-view events. A weekly schedule of TV sports events is provided on the restaurant and lounge website (www.cdoll.ca). The lounge can be reserved for special group events such as sports teams, company staff parties, or large family events.  The full lunch and dinner menu can be served in the lounge including daily drink and cocktail specials. The bar features a large walk-in cooler and is fully stocked. We offer a variety of brands of draught on tap, domestic and import beers, liquors, and a wide range of cocktails. The décor consists of popular sports memorabilia (autographed photos, posters, sports team jerseys, etc.) of local sports teams and individuals as well as the typical professional sports heroes and teams.  We also feature games of chance in the form of five Video Lottery Terminals (“VLTs”) which the Government of Saskatchewan both supplies and regulates. As the ‘operator’, we receive a commission of 15% of the net win on a weekly basis (total cash deposited less cash paid out) from these machines.

MARKETING

We plan to promote the awareness of our restaurant business through a marketing plan that consists of six major advertising components: print, direct mail, online (internet), radio, and TV.

We have registered the website of our restaurant, www.cdoll.ca , on as many Internet search engines as is practical. We believe this to be a key competitive advantage as our informal research indicates that our competitors currently either do not focus on this type of marketing or do not engage in it all. An Internet user is able to conduct a search by entering key words such as the type of restaurant and market/trading area to obtain a desired listing of specific restaurant websites (i.e. Chinese + Restaurants + Regina). Our website, www.cdoll.ca, should appear on this list. A key factor is that we are able to display our takeout and delivery menus as well as daily menu specials on our website online where they can be reviewed and then a hard copy can be printed by the customer in the comfort of his/her home or office. We currently advertise online with websites such as www.mysask.com , www.menus.ca, and www.saskriders.com , where our online banners are displayed in rotation. Each banner has a “click-through” to our website. We believe that the most important Internet search engine onto which we have registered our website is the Google search engine because many other search engines, such as Lycos and Excite, use it a primary source for their search results. To date we have registered our website with various search engines and directories such as Google, Yahoo, Lycos, Alta Vista, Excite, and Infoseek.

To date our primary method of marketing has been print media. We advertise in the Regina market trading area print media such as the local newspapers with established circulation. We have advertised our restaurant in the “Leader Post”, the Regina market’s premiere daily newspaper in terms of readership circulation. We plan to also advertise in various tourism information booklets such as “Tourism Regina”, and “Tourism Saskatchewan” where local restaurants are featured and promoted. These booklets are distributed by the Province and the city and are free of charge for persons interested in obtaining them.

Direct mail is most cost effective and we will be utilizing this form of advertising to promote our takeout and delivery component of our restaurant business extensively. Direct mail, currently via Canada Post, allows us to directly deliver our full regular takeout menus with prices, including current menu promotions and specials, and full contact information on one or two-sided paper sheets of less than 8.5” by 11“ in size directly to a potential customer’s residence or office. We are able to reach a wide audience and can target particular areas of the target market by postal code (Canada) selection. We believe that these menus tend not to be readily discarded as “junk mail” and so a relatively large percentage of mailings will be in fact retained by the recipient for future reference for placing delivery and takeout orders, hence their effectiveness as an advertising and promotion tool.

As we move in to the busier fall season, we will also advertise on radio with planned exposure on the popular local AM and FM radio stations. We have utilized radio advertising spots at peak listening hours on a seasonal basis in the past year. Local Television is the most costly form of advertising but has potentially the largest immediate audience. We intend to utilize this medium more often in the future to enhance the branding of our current restaurant concept. Currently, we advertise on various local cable TV channels with “static” ads. We will advertise on TV on a more regular basis in the future as we acquire additional restaurant locations which will allow us to spread costs over multiple operations making it more cost-effective.

We have not retained an independent advertising or consulting agency to manage our marketing and promotional campaigns. To date, we have utilized in-house graphic artists employed by various printing firms to design exterior and interior signage, restaurant logos, and printed marketing material. Our Chief Executive Officer is responsible for devising and implementing marketing and promotional campaigns designed to enhance our brand and restaurant concept. We are striving to standardize our promotional campaigns, logos, print and online ads, etc., to achieve uniformity and consistency in our marketing message to prepare us for future restaurant unit expansion.

GOVERNMENT REGULATION

The restaurant industry is subject to extensive licensing and regulation by state and/or Provincial and local departments and bureaus of alcohol control, health, sanitation, and fire and to periodic review by the state and municipal authorities for areas in which the restaurants are located.  Primarily, the company must comply with very stringent health regulations imposed on the business and its operations designed to protect the public or its ability to operate will be restricted. Some jurisdictions may impose restrictions, licensing requirements, or prohibitions on the company’s food services and products.  In addition, we are subject to local land use, zoning, building, planning, and traffic ordinances and regulations in the selection and acquisition of suitable sites for constructing new restaurants.  Delays in obtaining, or denials of, or revocation or temporary suspension of, necessary licenses or approvals could have a material adverse impact on our development of restaurants.

Various Federal, State and/or Provincial, and local laws affect our business.  The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites.  These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies.  City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct or acquire restaurants in desired locations and could result in costly delays.

The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business.  In addition, an increase in the minimum wage rate, employee benefit costs, costs of installing fixtures or accommodations for handicapped individuals or other costs associated with employees could adversely affect our business.  We also are subject laws and regulations that, among other things, may require us to install certain fixtures or accommodations in new restaurants or to renovate existing restaurants to meet federally mandated requirements.

We anticipate that sales of alcoholic beverages will represent an important source of revenue for our restaurants.  The temporary suspension or permanent loss or the inability to maintain a liquor license for any restaurant would have an adverse effect on the operations of that restaurant.  We do not plan to open a restaurant in the future in any location for which we believe we cannot obtain or maintain a liquor license.

COMPETITION

The restaurant business is highly competitive with respect to price, service, and food type and quality.  Restaurant operators also compete for attractive restaurant sites and qualified restaurant personnel and managers.  Our restaurants will compete with a large number of other restaurants in our specific target market, including national and regional restaurant chains and franchised restaurant systems, as well as with locally owned, independent restaurants.

We intend to compete with a variety of restaurant companies in our local market. Our principal competitors in our market include casual full service dine-in restaurants combined that also have delivery and takeout services and licensed lounges. Most of these types of businesses are long established and privately-owned restaurants. Our primary competitors in the business include (but not limited to) Houston Pizza (5 locations), Western Pizza (10 locations), Trifon’s Pizza (8 locations), Lee’s Chop Suey (3 locations), Regency Palace Restaurant, O.B. Kitchen (2 locations), Angkor Southeast Asian Delight, 4 Seasons Palace and Sports Bar, Thomas Cook Restaurants (3 locations), etc. We will also compete with large National family restaurant chains and franchises such as Pizza Hut (5 locations), East Side Mario’s (2 locations), Boston Pizza (5 locations), and Smitty’s Restaurants (6 locations).

Many of these competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. The Company is aware that certain of its proposed competitors have and may continue to adopt more aggressive pricing or marketing policies. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. The Company believes that the principal competitive factors in its market are brand recognition, location, variety and quality of menu and food services offered, value-added services, management, and quality of staff and service provided.

There can be no assurance that the Company will be able to compete successfully against intended and future competitors. New restaurant and food service product concepts, changing customer tastes and preferences combined with new restaurant openings of existing competitors, as well as large national franchised competitors moving into the market, may increase the competitive pressures on the Company.

EMPLOYEES

Currently, our president, secretary, treasurer and sole director, Mr. Terry G. Bowering, currently handles all of the major responsibilities in the area of corporate administration, business development and research. We did not fully commence business operations until July 1, 2005 with our first restaurant acquisition. Consequently, we had no employees until after this date. As at August 8, 2007, through our wholly-owned subsidiary, Fastserve Foods Inc., the Company had 24 employees of which 7 are part time employees and 18 are full-time employees employed through our subsidiary, Fastserve Foods Inc., at the China Doll Restaurant and Lounge. The Company considers its employee relations to be good and to date we have experienced no work stoppages, strikes, or labor disputes. None of the company’s employees are covered by a collective bargaining agreement.

REGISTERED TRADEMARKS

Currently, we have registered the trading name “China Doll Restaurant”, and “China Doll” in general as it relates to the restaurant and food services business in the province of Saskatchewan, Canada. We intend to register this trademark in other Western Canadian provinces, if available, in the future. The registration rights to this trading name were acquired through the acquisition of Fastserve Foods Inc., our wholly owned subsidiary as of July 1, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 4 of this registration statement.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

RESULTS OF OPERATIONS

Overview - December 22, 2004 (date of inception) to March 31, 2005

From the date of our incorporation on December 22, 2004 to March 31, 2005, we had not generated any revenues. Subsequent to the fiscal year ended March 31, 2005, we still had not begun generating revenues as we did not yet consummate an acquisition of an established restaurant operation, as planned. Our operating activities during this period consisted primarily of incorporating the company in the state of Nevada.

The first period covered by our audited financial statements is from our incorporation date at December 22, 2004 to March 31, 2005 (our fiscal year-end date) during which we had no operations and generated no revenue. For this period our operating expenses are classified into two categories:
  organizational fees, which consisted primarily of organizational costs for incorporating our company and our subsidiary. The amount incurred by us during the period from December 22, 2004 to March 31, 2005 was $ 1,280 (estimated to be $nil for the 12 months ending March 31, 2006); and

  professional fees, which consist primarily of accounting and auditing fees for the year end audit. The amount incurred by our company during the period from December 22, 2004 to March 31, 2005 was $Nil.

No other expenses were reported for this period.

Overview - Year ended March 31, 2006

During this period, we commenced operations with our first restaurant business acquisition on July 1, 2005, the China Doll Restaurant and Lounge, and consequently have no recorded revenue to report for the first quarter period ending June 30, 2005. In our audited consolidated financial statements for the year ended March 31, 2006, we reported $668,557 in sales revenues compared to $Nil for the previous year ended March 31, 2005. We had a Cost of Sales of $219,644 resulting in a gross profit margin of approximately 67%. We realized a Net Loss of ($34,259).

Total expenses for the year ended March 31, 2006 before Interest expense was $458,521 compared to $1,280 for the previous year ended March 31, 2005. Expenses up to the June 30, 2005 included $ 4,800 representing Director’s fees for management services and $600 that was allocated to office rent for the use of our Director’s home office for the first quarter ended June 30, 2005. These expenses were recorded as contributed capital on the part our Director and President. Other expenses for the first quarter of the period were allocated to accounting, audit, and legal fees incurred in initiating the process of preparing for the filing of this registration statement. As we became fully operational as of July 31, 2005, with the restaurant subsidiary acquisition, we assumed the existing restaurant lease and paid total rent expenses for the balance of the year of $73,994. Professional fees for the entire period amounted to $27,588. The majority of the professional fees for the period were expenses directly related primarily to legal, accounting, and auditing costs associated with the preparation and filing of this registration statement.

As a result of our restaurant acquisition dated July 1, 2005 (acquired wholly-owned subsidiary Fastserve Foods Inc.), we commenced paying our Chief Executive Officer, Terry G. Bowering, a total of $2,700 (CDN $ 3,200) per month for management services. Mr. Bowering was paid a total $25,000 (CDN$ 28,800) for the year ended March 31, 2006. As Mr. Bowering’s role as General Manager of daily operations of the restaurant business along with his duties related to corporate development and Director’s responsibilities expands , we anticipate that fees and compensation for management services will increase in the future. Total payroll expenses for the period represented  our largest expense at $266,015 and were directly related to the restaurant operations subsidiary where we employ 25 full and part time employees.

Depreciation and amortization expense for the period was $ 32,725. Depreciation expense was taken as a result of the purchase of fixed assets including equipment and leasehold improvements resulting from the acquisition of the restaurant subsidiary July 1, 2005. There was no recorded depreciation and/or amortization expense for the previous year ended March 31, 2005 for comparison purposes, as no depreciable assets existed at that time.

Advertising expense for the year ended March 31, 2006 was $ 20,435. This expense only represents primarily costs for the last four months of advertising on a combination of radio, print, and online advertising and promotional campaigns during a relatively busy season for the business.

Our total interest expense of $24,651 represents interest paid on the bank term loan of which we make monthly principal and interest payments plus interest expense on a shareholder loan to a related party. The interest on the principal of the bank loan is the Canadian prime rate plus 3%. We recorded $8,462 in contributed interest for the shareholder loan. This amount was credited to Additional Paid-in Capital. Although we expect the interest expense on the bank term loan to decrease over time with the monthly, reduction of the principal, we anticipate that total interest expense may increase somewhat due to the possibility of obtaining additional shareholder loans in the future that carry no immediate provision for principal repayments.  As well, this expense only represents nine months of the twelve month fiscal period.

General administrative expenses of $37,764 is comprised of insurance, repairs and maintenance, office supplies, and other miscellaneous expenses, all primarily related to the daily operation of he restaurant business.

Overview – For the Year ended March 31, 2007

During the twelve months period ended March 31, 2007, we generated $1,001,876 in sales as compared to $668,557 in sales for the twelve months period ended March 31, 2006.  Our cost of sales for the period was $ 317,600 for the period as compared to $219,644 for the twelve months period ended March 31, 2006. Thus, our gross profit margins were slightly improved at approximately 68.3% (cost of sales at approx. 31.7%) vs. 67.15% over the previous period. It is important to note that the twelve months period ended March 31, 2006 only includes the restaurant subsidiary revenues and operations from July 1, 2005, the date of the operating subsidiary acquisition, representing a nine-month period of consolidated financial results. This accounts for some of the disparity in sales between the two periods. Total expenses (incl. Interest expense) for the period were $716,137. We realized a Gain from Operations (Earnings before Interest Expense and Provision for Taxes) of $12,879 but we also realized a Net Loss for the period of ($31,861).

The largest total operating expense for the period was payroll expenses amounting to $389,514 as compared to $266,015 for the twelve months period ended March 31, 2006. The relatively substantial increase in payroll expenses over the previous nine months period ended was due to the fact that the restaurant subsidiary operation was acquired in July 1, 2005, therefore the company only realized nine months of revenues and expenses from the business for the twelve months period ended March 31, 2006. Included in the payroll expense were management services. We continue to pay our Chief Executive Officer a total of $3,000 (approx. CDN $ 3,200) per month for management services. Mr. Bowering was paid a total $33,375 (CDN$ 38,000) for the twelve months period ended March 31, 2007 as compared to $ 28,000 (CDN$32,500) for the period ended March 31, 2006. Due to the extensive time required from Mr. Bowering to effectively manage the daily restaurant operations, corporate development, as well as the duties that need to be undertaken to guide the SEC filing process and future filings to obtain fully reporting status for the company, we expect that this monthly management services fee will substantially increase beginning in the next fiscal period ending March 31, 2008.

Professional fees for the period were $40,064 , as compared to $27,588 for the previous period. This was due to an increase in accounting fees and audit services required for the preparation, audit, and submission of the company’s Form SB-2 Registration Statement to the United States Securities and Exchange Commission during the 4th quarter of the period ended March 31, 2007. We fully expect that this expense will decrease substantially over the next year ending March 31, 2008. The total for professional fees also includes monthly internal bookkeeping and accounting fees for the restaurant business. Depreciation and Amortization expense of $59,473 for the period was nearly double the previous period and included nine months of depreciation on the assets in place and $96,398 in new fixed asset additions, primarily leasehold improvements as we upgraded and renovated the China Doll Restaurant dining room during the months of October and November of 2006.

Rent & Utilities expense for the period were $ 104,126, a full twelve months of expenses as compared to $73,994 for the previous period, which primarily represents lease expenses and utilities for a nine-month period. Although our basic lease rent on a monthly basis did not vary, our cost of utilities has increased over the period primarily due to the recent rise in energy costs combine with increased energy consumption. As the restaurant business grows, we will utilize more energy to operate the kitchen facilities.

Marketing and Advertising expense for the most recent twelve months period ended March 31, 2007, was $29,824 vs. $20,435 for the previous period. This expense was consistent but was higher for the most recent period because it included a full twelve months of operations vs. only nine months of full operations for the period ended March 31, 2006.

Total General administrative expenses of $ 48,396 for the period were relatively higher than the previous period on a month-by-month basis because of increased expenses for the restaurant operations including but not limited to repairs and maintenance, increased janitorial costs, and printing and design costs.

Liquidity and Capital Resources

For the year ended March 31, 2007

At March 31, 2007, we had $60,701in cash, compared to $ 73,295 as at March 31, 2006.

Net cash used provided by operating activities for the year ended March 31, 2007 was $40,812, compared to $29,319 net cash provided by operating activities for the previous twelve months period ended March 31, 2006. The primary difference was due to a slight decrease in the Net Loss for the period combined with an increase in depreciation expense due to additions of fixed assets, and an increase in contributed interest expense due to increased shareholder loans during the twelve months period ended March 31, 2007.

Net cash used by investing activities during the twelve months period ended March 31, 2007 was ($106,942) compared to $33,781 net cash provided by investing activities for the twelve months period ended March 31, 2006. The primary difference was due to the purchase of fixed assets in the form of equipment and leasehold improvements undertaken for upgrades and renovations to the restaurant dining room.

Net cash provided by financing activities for the twelve months period ended March 31, 2007 was $53,536 compared to $10,095 net cash provided by financing activities for the previous twelve months period ended March 31, 2006. The primary difference was due to an increase in the shareholder loans in the amount of $72,409 for the period ended March 31, 2007.

Non-cash financing activities for the period were $14,706, compared to $8,462 for the previous twelve months period ended March 31, 2006. These non-cash financing activities consisted of contributed interest on the part of the shareholder for shareholder loans. As stated, the latest period had an increase in shareholder loans of $72,409 which resulted in increased contributed interest recorded for the twelve months period ended March 31, 2007.

For the year ended March 31, 2006

We commenced operations with our first restaurant business acquisition on July 1, 2005, the China Doll Restaurant and Lounge, and consequently have no recorded revenue to report for the first quarter ending June 30, 2005.

At March 31, 2006, we had $ 73,295 in cash, compared to $100 as at March 31, 2005.

Net cash provided by operating activities was $29,319, compared to ($1,280) net cash used by operating activities for the previous year ended March 31, 2005.

Net cash used by investing activities for the year ended March 31, 2006 was $33,781compared to $Nil net cash used by investing activities for the previous year ended March 31, 2005.

Net cash provided by financing activities for the year ended March 31, 2006 was $10,095 , compared to $Nil net cash provided by financing activities for the previous year ended March 31, 2005.

Non-cash financing activities for the period were $8,462 compared to $Nil for the previous year ended March 31, 2005.  The amount of $8,462 consisted of contributed interest on the part of the shareholder for the shareholder loan.

PLAN OF OPERATIONS

The Company's primary objective for the next twelve month fiscal period ending March 31, 2008 is to increase its existing restaurant sales while controlling costs.

We will focus our marketing efforts on continuing to position our restaurant business based on the highly differentiated quality of our core Chinese food menu items as well as our superior customer service both for the dine-in and takeout segments of our business. We will accomplish this by emphasizing the message of “quality with great service” in our print, radio, on-line, and direct mail campaigns which will begin near the end of the summer season and intensify in terms of exposure and spending leading into the busy fall season and running up to the peak business season, Christmas. This market positioning is intended to build on the substantial brand equity that the China Doll Restaurant has developed. We are known for the quality of our core menu of Chinese food offerings and service both in terms of the in-house dining experience as well as the ability to provide a superior takeout product from preparation to delivery, which differentiates the China Doll Restaurant from our competitors in our market.

The Company's other objectives for fiscal 2007/2008 are as follows:

  Improve customer value by offering a wider range of menu pricing,
  Introduce limited new menu offerings,
  Develop product quality enhancements to continue to leverage China Doll Restaurant’s brand position based on superior taste, high quality ingredients, and excellent customer service
  Reinvest in its existing restaurant(s) to freshen the interior and exterior appearance,
  Analyze our core market and to assess its viability for market growth for additional restaurant locations primarily as outlets focusing on delivery and takeout service and,
  Improve overall customer satisfaction measures through enhanced management and training processes.

  China Doll Restaurant’s ongoing objective is to increase average restaurant sales through increased customer counts in each primary daypart (lunch, dinner and late-night), selective menu and price promotions and effective marketing of China Doll Restaurant’s competitive attributes of high quality food products, superior taste and value pricing. The Company expects to adjust food menu prices by implementing price increases on most or all of the popular menu items by 5 - 7 % for the dine-in segment of the business for the 2007/2008 fiscal year. We believe that this initiative will be effective and sustainable due to the fact that the menu prices for the business have not been adjusted for a period of at least the past six to seven years. We also conducted our own survey of the menu prices of our competitors with similar restaurants in the immediate market area and the result was that we are fully confident that we will be able to maintain our competitiveness while increasing gross profit margins.

  The Company has plans to fully develop the Regina market area over the next twelve to twenty-four months in terms of additional China Doll Restaurant locations that will focus primarily on delivery and takeout service. Management estimates that the Regina area market will support 2-3 additional locations focusing on delivery and takeout service utilizing the China Doll Restaurant brand name recognition for quality and service. Media advertising is important to effectively build brand awareness and enhance the positioning of the China Doll Restaurant as the premiere restaurant for Chinese dine-n and takeout cuisine in the Regina area market. All of our growth for fiscal 2007 and 2008 will be focused in the Regina area core market. These development plans are highly dependent on the availability of potential sites, lease terms, financing availability and cost, and availability and quality of foodservices management and staff personnel.

  Growth Strategy

  We are incorporating the following strategy to our future objectives:

    Capitalize on the long standing brand-name recognition and goodwill associated with our first restaurant acquisition, (the China Doll Restaurant), in our market: We own the exclusive registration rights to the name ‘China Doll Restaurant’ in the Province of Saskatchewan and intend to register this trading name as it relates to the restaurant business in the rest of Canada

    Expand our restaurant operations through:
    the addition and development of additional China Doll Restaurants with a target of one (1) additional location in our existing market by end of 2008;

    the possible acquisition or development of restaurants operating under other restaurant concepts;
    Improve our profitability by continuing to enhance the dining experience of our guests and improving operating efficiency of our restaurant brand;

    Focus on expanding our city-wide delivery and takeout service concept by improving efficiency and utilizing creative and aggressive marketing initiatives

    Reduce our long-term debt; and

    We may explore opportunities to franchise the China Doll Restaurant concept to third parties in other markets in the future.

  Competitive Strategy

  There are three major ways in which we will create an advantage over our competitors over the next twelve months;
    emphasize product identity, quality, and superior customer service in our marketing campaigns promote high employee motivation, enthusiastic server sales attitude for both dine-in/takeout segments create innovative and aggressive service options (i.e. more delivery drivers, promote customer service guarantees, create frequent diner program, etc.).

  Operations

  Allstar Restaurants commenced daily business operations on July 1, 2005 with our first restaurant acquisition. Therefore, for the year ended March 31, 2006, we only realized nine months of revenues and operations from the restaurant subsidiary which was reported in our audited consolidated financial statements for the period. For the year ending March 31, 2007, we are reporting a full twelve months of revenues and operations from our restaurant operations subsidiary. We will therefore be able to compare a full twelve months’ operations to the upcoming fiscal period ending March 31, 2008. This will allow management to make more effective analytical operational and strategic decisions that will optimize future operations.

  Promotion

  We expect to significantly increase our planned expenditures for marketing and promotion over the next twelve month period. This is essential to increase awareness and to position our existing restaurant operation as a solid leader in the market and as a result we expect to aggressively grow sales over the period. We expect that promotion expenses will average $ 5,000 to $ 6,000 per month over the next twelve-month period ending March 31, 2008.

  Research and Development

  We have acquired the domain names “www.cdoll.ca and www.chinadollregina.com for our website. The website is now fully operational. The website’s primary purpose to date is to display our contact information, allow us to inform online customers who we are and what we offer and, of course, to display our menus in detail. Currently, we display our takeout and delivery menus in full detail in PDF format making it relatively easy for customers to either download/save the menus to their personal computers or alternatively to print them directly from the website in hard copy. To date we have spent approximately $2,500 designing and implementing this website. We expect to spend a further $2,500 developing the website between now and the end of the annual fiscal year ending March 31, 2008. We expect the useful life of the website to be three years. We intend to continue construction and development of our website to incorporate other features such as daily menu specials, menu items features, a gift certificates program, customer Interactive e-mail feedback section, news and info, and upcoming schedule of events in the sports lounge, etc. All of our printing, packaging materials, direct mail advertising, and other advertising programs will display and/or feature the “url” of the website thereby increasing traffic to our website and establishing a ‘captive’ audience. We will use the website to advertise online and open another avenue to target customers that perhaps the traditional forms of advertising do not reach as effectively. We believe the website to be another facet of our overall marketing plan that is somewhat unique or is otherwise not utilized fully as yet by our competitors in our market.

  Purchase or Sale of Equipment

  In our efforts to upgrade the accounting and management systems in our current and future restaurants, and as part of our strategic plan, we do anticipate that we will expend funds on attaining the latest technology in point-of-sale (“POS”) computerized electronic cashier terminals. These POS systems will allow management to remotely “poll” for sales and cost data on an as-needed basis, which is likely to be on a weekly basis. The POS terminals are placed in various locations in the restaurant and feature touch-screen technology increasing speed, efficiency, and reducing errors by restaurant service personnel. Orders are entered into a pre-programmed terminal that immediately sends the order electronically to the kitchen for preparation via a thermal printer printout placed directly in the kitchen order area. Orders can be entered directly into the terminal or via hand-held wireless device (i.e. Palm Pilot) right at the customers’ table by the server, eliminating the need for any manual order taking via paper and dramatically enhancing speed and efficiency. The order is recorded in the terminal database. Once the customer closes his bill, a receipt is printed and payment is received. Management can immediately poll the terminal to check real-time sales, inventory, and server personnel identification data.

  We may also purchase additional computer hardware and software for our ongoing accounting and administrative operations. We also anticipate that we will install a security system featuring day and “night-vision” cameras with full recording and database capability in our current and future restaurants facilities. These cameras are non-intrusive by design and are strategically placed to monitor key locations around the restaurant. These systems monitor employees and customers during the day and record any motion activity at night after business hours.

  The estimated total expenditure for the equipment detailed above for our existing restaurant is approximately $ 20,000. We do not anticipate expending any significant amount on purchasing any major kitchen and restaurant food preparation equipment or fixtures in the near future other than aforementioned items.

  Personnel

  As of August 8, 2007, our management personnel include our President and Chief Executive Officer, Terry G. Bowering. Mr. Bowering handles all of the responsibilities in the area of corporate administration, business development and research. In addition, our president also provides us with capital raising services. In the twelve months ending March 31, 2008, we plan to raise our total number of permanent employees to approximately 30: we will add one in restaurant operations management, one in sales and marketing, and one in computer systems administration. The balance of our personnel, since July 1, 2005 restaurant business operations acquisition, are currently employed in the day-to-day operations of the restaurant business. We anticipate the cost of each employee to be added will average approximately $ 2,500 to $3,000 per month and we may choose to compensate our employees with consideration other than cash, such as shares of our common stock or option to purchase shares of our common stock as incentives.

  If our sales and marketing program is successful in growing our sales beyond our current expectations, we may be required to hire new personnel to meet the demand and maintain a high level of customer service. We anticipate that we may need to hire additional wait server personnel (2-3 full time) and additional kitchen personnel (3 full time), particularly in the preparation (kitchen ‘prep’) area over the next twelve months.

  Other Expenses

  We also incurred expenses unrelated to the business operations including auditing and legal expenses relating to the preparation of this registration statement. We expect to incur a total of $7,500 in legal expenses related to the preparation and filing of this registration statement. After the effectiveness of this registration statement, we expect our ongoing legal expenses to be significantly reduced, averaging less than $500 per month.

  Future Operations

  We have incurred Net losses since inception, and it is possible that this may continue into the period ending March 31, 2008. Management projects that we may require an additional $25,000 to $50,000 to fund some of our non-operating expenditures such as legal and auditing, website, and marketing expenses, etc., over the next twelve months to the year ended March 31, 2008, broken down as follows:

Estimated Additional Funding Required During the Year Ended March 31, 2008
Non-operating expenditures:
Marketing	$ 15,000 - $ 40,000
General and Administrative	$ 10,000 - $ 15,000
Website development costs	$ 2,000 - $ 2,500

Total	$27,000 - $57,500

  Due to our recent losses and working capital deficit, in their report on our audited consolidated financial statements for the period ended March 31, 2006, and on our audited consolidated financial statements for the period ended March 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our audited consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. We expect that this situation will improve over future operating quarters as a result of improving income and cash flows from operations, as our first restaurant acquisition is now fully operational. However, we may still incur losses as we will be expending funds for expenses unrelated to the operation of the restaurant business such as auditing and legal expenses necessary to file this registration statement and to raise capital in the future as needed.

  As detailed elsewhere in this prospectus, we effected two equity private placements that closed September 30, 2005, resulting in gross proceeds of $ 24,250. These funds enabled us to address our expenses initially incurred in filing this registration statement. If we require any additional monies during fiscal 2008, we plan to raise any such additional capital primarily through additional private placement offerings of our securities.

  The issuance of any additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

  There are no assurances that we will be able to obtain further funds required for our continued operations and expansion plans. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we may not be able to execute our acquisition and expansion plans as detailed.

  In our management's opinion, we need to achieve the following events or milestones in order for us to become a profitable organization over the next twelve month period ending March 31, 2008:

  -we must increase sales of our existing restaurant by 15%

  -we must develop a uniform professional system of standards, operating procedures, and management training programs so that we may maximize the efficiency and effectiveness of the management and staff personnel of each of our prospective restaurants going in to the future

  -we must raise capital to fund one additional acquisition or develop one additional location by the end of the next fiscal year-end March 31, 2008.

  NEW ACCOUNTING PRONOUNCEMENTS

  The Board of Directors and Audit Committee have the ultimate responsibility for the appropriateness of the accounting policies used by the Company.  Following is a description of significant accounting policies or their application, which were either initially selected or changed during the year.

  SFAS No. 123(R) -- In December 2004, the FASB issued SFAS No. 123 (Revised 2004) (SFAS 123 (R)) “Share-based payment”. SFAS 123 (R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after December 15, 2005 for Small Business filers.

  SFAS No. 154 -- In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20 "Accounting Changes," and FASB Statement No. 3 "Reporting Accounting

  Changes in Interim Financial Statements," and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not believe that the adoption of SFAS 154 will have a material effect on its financial position or results of operations.

  SFAS No. 156 -- In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets, an amendment of FASB No. 140,” which modifies the accounting for and reporting of servicing asset and servicing liabilities. This statement is effective as of the beginning of our first fiscal year that begins after September 15, 2006.  SFAS No. 156 is not currently applicable to the company and, we believe that the adoption of SFAS No. 156 will not have a material impact on our results of operations.

  FIN No. 48 -- In June 2006, the FASB issued Financial Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109.” FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  This interpretation is effective for fiscal years beginning after December 15, 2006.  The Company is currently evaluating the impact of applying the various provisions of FIN 48.

  SFAS No. 157 -- In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” that provides guidance for using fair value to measure assets and liabilities.  Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability.  The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data.  In addition, SFAS 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy.  This standard will be effective for financial statements issued for fiscal periods beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the impact of applying the various provisions of SFAS 157.

  APPLICATION OF CRITICAL ACCOUNTING POLICIES

  Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

  GOING CONCERN

  The consolidated audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the consolidated audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

  In order to continue as a going concern, we may require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the audited consolidated financial statements.

  To further address the “Going Concern” issue, management intends to undertake the following:

    Management intends to raise additional funds through public or private placement offerings. The Company has applied for an SB-2 Registration Statement. The SB-2 Registration Statement is registering the existing shares of the selling shareholders and the underlying shares. When the selling shareholders sell their shares we are expecting that it will create a market for future financings, (the company will not receive any proceeds from selling shareholders).

    If required, the Director and President may agree to convert existing shareholder loans to equity reducing the financial risk for the company of carrying debt.

    The President and Director, may provide additional working capital if required, by way of loan, on the same terms as the existing shareholder loan. There is no guarantee that any additional loans from the President will be forthcoming.

    Grow existing sales revenues and cash flows from operations over the next twelve month period through more aggressive marketing initiatives, along with menu price adjustments, while improving cost controls. Please refer to “Plan of Operations” on page 32 of this registration statement for a more detailed and robust discussion of operations initiatives.

  There is no assurance that the Company will be able to raise sufficient funds to complete its business plan as detailed in this registration statement. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

  The promoter(s) of our company are our president, secretary, treasurer, and director, Terry G. Bowering director as at August 8, 2007.

  As of March 31, 2005, one related party transaction has been recorded. This related party transaction consisted of a shareholder’s loan of $1,280 for initial incorporation costs to incorporate the company in the state of Nevada. The company was incorporated by Incorp Services Inc., of Las Vegas, Nevada. This expense was paid by the company’s Director and President, Mr. Terry G. Bowering. The loan is a demand loan carrying no interest and no set terms of repayment.

  On March 29, 2005, we issued 100,000 shares of our common stock at $0.001 per share to Terry G. Bowering, our president, secretary, treasurer and our sole director, in a private placement transaction.

  In the period April 1, 2005 to the period ending June 30, 2005, we expensed $ 4,800 for Director’s fees and management services for Terry G. Bowering, our president, secretary, treasurer, and our sole director. During the same period we expensed $600 in rent for use of office space in our Director’s house prior to the first restaurant acquisition. These expenses, totaling $5,400, were credited to contributed capital in the equity section of our consolidated balance sheet.

  On July 1, 2005, we issued 5,000,000 shares of common stock to Terry G. Bowering, our president, secretary, treasurer and director, in acquiring all of the outstanding common shares of Fastserve Foods Inc., of which

  Mr. Bowering was sole shareholder. This share issuance satisfied the requirements pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. Mr. Bowering will not be selling the total 5,100,000 common shares that he is currently holding as part of this offering. As part of the acquisition of the subsidiary, Allstar Restaurants assumed the liabilities of the restaurant subsidiary operations including an existing shareholder loan issued to the restaurant subsidiary corporation, Fastserve Foods Inc., in the amount of $128,659 and payable to Terry G. Bowering, the company’s Director, President, and Chief Executive Officer. The promissory note, dated February 15, 2005, carried an annual interest rate of 8.50% and was originally due two (2) years from the issue date (February 15, 2007). Subsequently, the note’s due date was extended until February 15, 2009 at 9.00% interest. During the nine months period ended December 31, 2006, any additional shareholder loans were deemed to carry an interest rate of 9.00%.

  Commencing July 1, 2005, our Director, President, and Chief Executive Officer, Terry G. Bowering, has provided management services to our company and acts as the General Manager for the restaurant operations. Subsequent to July 1, 2005, and up to the period ending December 31, 2006, we have paid our president CDN$ 3,200 per month (approx. US$ 3,000) for these services. We expect that amount to increase during the next fiscal period ending March 31, 2008.

  During the twelve months period ended March 31, 2007, additional shareholder loans in the aggregate of $71,633 were issued by Terry G. Bowering, the details of which follows:

  Issued June 30, 2006 = $19,529 (CAD$ 22,758)
  Issued September 29, 2006 = $13,490 (CAD$ 15,721)
  Issued December 20, 2006 = $38,614 (CAD $45,000)

  These shareholder loans carry an annual interest rate of 9.00% and are due in two years from date of issue. The shareholder will not make a claim on the interest on these loans in the current period or in the foreseeable future, and as such the imputed interest has been credited to Additional Paid-In Capital in the equity section of our balance sheet. We recorded a total of $8,462 for interest contributed by stockholder for the year ended March 31, 2006, and $ 14,706 for the twelve months period ended March 31, 2007, respectively. Upon the due date of each promissory note, the shareholder has indicated that he will extend the term of the note, if required. We have indicated to the shareholder that we will make every effort to pay down these notes in the future when income from operations increases to a level that makes it financially feasible. The total amount of shareholder loans outstanding as of March 31, 2007 is $ 202,660. All of these loans were issued by our primary affiliate, Terry G. Bowering.

  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options. Other than the warrants issued detailed in this prospectus, there are no other securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company's common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

  (1)   1% of the number of shares of the subject company's common stock then outstanding which, in our case, will equal approximately 99,500 shares as of the date of this prospectus; or

  (2)   the average weekly trading volume of the subject company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

  Under Rule 144(k), a person who is not one of the subject company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  As of the date of this prospectus, persons who are our affiliates hold all of the 5,100,000 shares that may be sold pursuant to Rule 144 after July 1, 2006. Accordingly, Rule 144 applies to the 5,100,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company. Sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

  We are registering 9,150,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. Mr. Terry G. Bowering, an affiliate of our company (our Chairman, President, Secretary, Treasurer), currently owns 5,100,000 common shares. As stated, Mr. Bowering is not registering these shares for sale in this offering. There are currently 42 shareholders of record of our common stock.

  We have not declared any dividends on our common stock since the inception of our company on December 22, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

  Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

  EXECUTIVE COMPENSATION

  No executive officer of our company received an annual salary and bonus that exceeded $100,000 during the period from inception (December 22, 2004) to the fiscal year ended March 31, 2005. The following table shows the compensation received by our president for the period from inception (December 22, 2004) through to the period ending March 31, 2007.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Fiscal Year (March 31)	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Terry G. Bowering President, Secretary, Treasurer and Director(2)	2005 2006 2007	Nil $28,000 $33,400	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

  (1) The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

  (2) Terry G. Bowering became our Director, President, Chief Executive Officer, Secretary, and Treasurer on December 22, 2004.

  Stock Options and Stock Appreciation Rights

  From the date of inception (December 22, 2004) to the fiscal year ended March 31, 2006 and subsequent to March 31, 2006 up to the date of this registration statement, we did not grant any stock options or stock appreciation rights to any of our directors or officers and there were no stock options or stock appreciation rights outstanding on March 31, 2007.

  Compensation of Directors

  We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director's fees or other cash compensation for services rendered as a director for the fiscal year ended March 31, 2005. For the subsequent period ended June 30, 2005, we expensed $4,800 for Director’s fees and management services for Director, Terry G. Bowering. Upon the completion of the acquisition of the restaurant operations subsidiary at July 1, 2005, the company commenced to pay a monthly salary of CAD$ 3,200 to our Director, President, and Chief Executive Officer, Terry G. Bowering, for his duties as General Manager of the restaurant operations.

  We have no formal plan now or in the near future for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

  Employment Contracts and Termination of Employment and Change in Control Arrangements

  Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

  Our president, Terry G. Bowering provides management services to our company. Pursuant to a verbal agreement, we have agreed to pay our president $2,750 (CDN$ 3,200) per month for these services commencing July 1, 2005.

  There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

  We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 annually per executive officer.

  Pension, Retirement or Similar Benefit Plans

  There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

  FINANCIAL STATEMENTS

  Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America. The following consolidated financial statements pertaining to Allstar Restaurants, are filed as part of this registration statement:

  Audited Year-end Financial Statements

    Consolidated Balance Sheet (audited) as at March 31, 2007 and at March 31, 2006.
    Consolidated Statement of Operations (audited) for the year ended March 31, 2007 and for the year ended March 31, 2006.
    Consolidated Statement of Cash Flows (audited) for the year ended March 31, 2007 and for the year ended March 31, 2006.
    Consolidated Statement of Stockholders' Deficit (audited) for the period from December 22, 2004 (Date of Inception) to the year ended March 31, 2007.
    Notes to accompany the Consolidated Financial Statements.

  ALLSTAR RESTAURANTS

  CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE YEAR ENDED MARCH 31, 2007

  INDEX

Page

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Stockholders’ Equity (Deficit)	F-4

Consolidated Statements of Cash Flows	F-5

Notes to the Consolidated Financial Statements	F-6 to F-10

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  To the Stockholders and Board of Directors
  Allstar Restaurants
  Office of the Chairman, at Regina, Sask., Canada

  We have audited the accompanying consolidated balance sheets of Allstar Restaurants, as of March 31, 2007, and 2006, and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended March 31, 2007, and 2006. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allstar Restaurants as of March 31, 2007, and 2006, and the results of their operations and their cash flows for the years ended March 31, 2007, and 2006, in conformity with accounting principles generally accepted in the United States.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 10 to the financial statements, the Company has sustained recent losses from operations, has a deficit in working capital and a stockholders’ deficit.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 10.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  HJ & Associates, LLC
  Salt Lake City, Utah
  July 9, 2007

  ALLSTAR RESTAURANTS

  CONSOLIDATED BALANCE SHEETS

                                                                                                                              2007                        2006
                                                                                                                         March 31                March 31

  CURRENT ASSETS
       Cash                                                                                                     $             60,701       $             73,295
       Accounts receivable - other                                                                                    9,215                      10,018
       Inventory - total                                                                                                   11,961                       13,720
       Prepaids                                                                                                              10,138                         3,573

          TOTAL CURRENT ASSETS                                                                       92,015                     100,606

  NET FIXED ASSETS                                                                                          287,694                     236,560

  OTHER ASSETS
       Deposits                                                                                                                 5,920                        6,620
       Debt offering costs                                                                                                  2,478                        3,427

          TOTAL OTHER ASSETS                                                                                8,398                      10,047

          TOTAL ASSETS                                                                              $           388,107       $           347,213
                                                                                                                       ============       ===========

  CURRENT LIABILITIES
       Accounts payable and accrued liabilities                                                  $             59,696      $             58,754
       SBL loan - current portion                                                                                     20,479                     19,255
       Shareholder's loan                                                                                               202,660                   128,659

          TOTAL CURRENT LIABILITIES                                                             282,835                   206,668

  LONG TERM LIABILITIES
       Long term debt - SBL loan                                                                                  119,735                   137,888

          TOTAL LIABILITIES                                                                                  402,570                   344,556

  STOCKHOLDERS’ EQUITY (DEFICIT)
       Common stock; 75,000,000 shares authorized at $0.001 par value,
        9,950,000 and 9,950,000 shares issued and outstanding,|
        respectively (Note 6)                                                                                              9,950                       9,950
       Additional paid‑in capital                                                                                      43,083                     28,377
       Currency translation                                                                                                    (96)                        (131)
       Retained earnings (Deficit)                                                                                    (67,400)                   (35,539)

          TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)                                     (14,463)                       2,657
          TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY
             (DEFICIT)                                                                                      $           388,107       $           347,213
                                                                                                                       ============       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

  ALLSTAR RESTAURANTS

  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                               2007                         2006
                                                                                                                          March 31                 March 31

  SALES                                                                                                     $        1,001,876       $           668,557
  COST OF SALES                                                                                                317,600                    219,644

  GROSS PROFIT                                                                                                 684,276                    448,913

  OPERATING EXPENSES
       Payroll expenses & benefits                                                                                389,514                   266,015
       Professional fees                                                                                                  40,064                      27,588
       General administrative expenses                                                                            48,396                     37,764
       Marketing & advertising                                                                                       29,824                      20,435
       Depreciation & amortization                                                                                 59,473                      32,725
       Rent & utilities                                                                                                   104,126                      73,994

          TOTAL OPERATING EXPENSES                                                           671,397                     458,521

  GAIN (LOSS) FROM OPERATIONS                                                                12,879                       (9,608)

  OTHER EXPENSES
       Interest Expense                                                                                                  44,740                      24,651

          TOTAL OTHER EXPENSES                                                                       44,740                      24,651

  LOSS BEFORE INCOME TAXES                                                                    (31,861)                    (34,259)

  PROVISION FOR INCOME TAXES                                                                          -                                -

  NET LOSS                                                                                               $           (31,861)       $           (34,259)
                                                                                                                       ============       ===========

  Basic loss per share of common stock                                                    $               (0.00)       $               (0.01)
                                                                                                                     ============       ===========

  Weighted average number of common shares outstanding                             9,950,000                 6,472,603
                                                                                                                     ============       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

  ALLSTAR RESTAURANTS

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

                                                                                                                     Additional    Comprehensive
                                                                            Common Stock                   Paid in             Income          Accumulated
                                                                        Shares            Amount             Capital             (Loss)                Deficit

  BALANCE ON INCEPTION
   December 22, 2004                                                   -   $                 -   $                  -      $                 -      $                -

  Common stock issued for cash
   March 30, 2005                                              100,000                 100                       -                         -                        -

  Net loss from inception December 22,
   2004 through March 31, 2005                                    -                      -                       -                         -                (1,280)

  BALANCE, MARCH 31, 2005                    100,000                 100                       -                          -                (1,280)

  Common stock issued for
   subsidiary acquisition July 1, 2005                5,000,000               5,000                  515                         -                        -

  Common stock issued for cash
   September 30, 2005                                    4,850,000               4,850             19,400                         -                        -

  Imputed interest on shareholder loan
   credited to contributed capital                                     -                      -               8,462                          -                        -

  Loss on currency translation                                        -                       -                      -                     (131)                      -

  Net Loss for period ended
   March 31, 2006                                                        -                       -                      -                           -             (34,259)

  BALANCE, MARCH 31, 2006                9,950,000               9,950             28,377                     (131)            (35,539)

  Imputed interest on shareholder loan
   credited to contributed capital                                   -                       -             14,706                           -                       -

  Gain on currency translation                                       -                       -                      -                         35                       -

  Net Loss for period ended
   March 31, 2007                                                       -                       -                       -                          -              (31,861)

  BALANCE, MARCH 31, 2007               9,950,000     $         9,950   $        43,083        $            (96)    $       (67,400)
                                                                  =========     =========   =========         =========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

  ALLSTAR RESTAURANTS

  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                     2007                          2006
                                                                                                                March 31                 March 31
                                                                                                              ___________

  CASH FLOW FROM OPERATING ACTIVITIES
        Net Loss                                                                                      $         (31,861)         $       (34,259)
        Adjustments to reconcile net loss to net cash used by
         operating activities:
           Depreciation and amortization                                                                 59,473                    32,725
           Contribution of interest                                                                            14,706                      8,462
        Changes in operating assets and liabilities:
           (Increase) Decrease in accounts receivable - other                                       803                     (9,876)
           Decrease in inventory                                                                               1,759                      2,504
           Increase in prepaids                                                                                (6,565)                      (864)
           (Increase) Decrease in deposits                                                                1,649                     (1,269)
           Increase in accounts payable                                                                       848                    31,896

           Net Cash Provided by Operating Activities                                             40,812                    29,319

  CASH FLOWS FROM INVESTING ACTIVITIES
        Purchase of fixed assets                                                                         (106,942)                  (30,376)
        Cash acquired in acquisition of subsidiary                                                            -                    64,157

        Net Cash Provided (Used) by Investing Activities                                   (106,942)                   33,781

  CASH FLOWS FROM FINANCING ACTIVITIES
        Shares issued for cash                                                                                        -                     24,250
        Proceeds from shareholder Loan                                                                72,409
        Payments on notes payable                                                                       (18,873)                 (14,155)

        Net Cash Provided by Financing Activities                                                 53,536                    10,095

  NET INCREASE (DECREASE) IN CASH                                              (12,594)                   73,195

  CASH POSITION, BEGINNING OF YEAR                                             73,295                         100

  CASH POSITION, END OF YEAR                                             $             60,701     $             73,295
                                                                                                          ============     ===========

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  CASH PAID FOR DURING THE PERIOD FOR:
        Interest                                                                                       $             44,740     $             24,651
        Income taxes                                                                              $                      -      $                     -

  NON CASH FINANCING ACTIVITIES
        Interest contributed by stockholder                                              $             14,706     $              8,462

  The accompanying notes are an integral part of these consolidated financial statements.

  ALLSTAR RESTAURANTS

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  March 31, 2007 and 2006

  1.       DESCRIPTION OF THE BUSINESS

  The company was incorporated December 22, 2004 under the laws of the state of the Nevada as Nexstar Properties Inc.  The company name was changed to Allstar Restaurants on March 30, 2005.  Allstar Restaurants was established to pursue opportunities in the full-service segment of the restaurant and food services industry with the objective of developing into a multi-unit restaurant and food services operation.

  The company commenced operations with its first restaurant acquisition as of July 1, 2005. On July 1, 2005, a wholly owned subsidiary, Fastserve Foods Inc., incorporated under the laws of the province of Saskatchewan, Canada, in the City of Regina, was acquired. Fastserve Foods Inc. operates an established restaurant and sports lounge called China Doll Restaurant and Lounge, located in the City of Regina, in the province of Saskatchewan, Canada. This subsidiary acts as the operating company for all business activities relating to the company’s restaurant businesses in Canada.

  2.       SIGNIFICANT ACCOUNTING POLICIES

  These financial statements have been prepared in accordance with Generally Accepted Accounting Principles followed in the United States of America and reflect the following significant accounting policies.

  (a)      Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of its wholly owned subsidiary Fastserve Foods, Inc. (collectively, the “Company”).  All significant intercompany accounts and transactions have been eliminated, if any.

  (b)     Financial Instruments

  It is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from its financial instruments.

  (c)      Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles used in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from management's best estimates, as additional information becomes available in the future.  As adjustments become necessary, they are reported in income in the period in which they become known.

  (d)     Inventory

  Inventory is stated at the lower of cost and net realizable value. Cost is determined on the first in, first out basis.

  (e)     Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight line over the useful lives as shown at note 3.

  ALLSTAR RESTAURANTS

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  March 31, 2007 and 2006

  2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

  (f)      Advertising Costs

  The Company follows the policy of charging the costs of advertising to expense as incurred. During the year ended March 31, 2007 and 2006, the Company expensed $29,824 and $20,435, respectively.

  3. PROPERTY AND EQUIPMENT

                                                                                          Year Ended 2007                   Year Ended 2006
                                                                Useful                            Accumulated                               Accumulated
                                                                  Life                 Cost        Depreciation           Cost           Depreciation

              Equipment and furniture               5 years      $    106,466     $     36,580    $      88,412      $      17,054
              Computer equipment                   5 years                7,326              1,943              6,193                   532
              Electronic equipment                   5 years              23,339              9,336            23,054                4,611
              Website                                      5 years                3,566                 958              3,523                   242
              Vehicles                                      5 years                4,071              1,018              4,021                   201
              Leasehold improvements             7 years            245,580            52,819          154,740               20,743
                                                                                 $     390,348    $   102,654     $    279,943      $       43,383

                 Net book value                                        $     287,694                           $    236,560

  Depreciation expense for the years ended March 31, 2007 and 2006 were $59,473 and $32,725, respectively.

  4.       LONG TERM DEBT

  Business loan at Conexus Credit Union (Regina, Sask. Canada) prime plus 3% secured by a general security agreement over all property of the company payable over seven years in equal monthly installments of CAD$ 3,100 (US$ 2,723) including interest. The original loan was in the amount of CAD$ 204,000 (US$ 176,950) of which CAD$ 4,000 (US$ 3,470) is carried on the balance sheet as Debt Offering costs.

                                                                                               2007
              Long term principal balance as of
               March 31, 2007                                              $           119,735
              Current portion due                                                         20,479
              Total balance outstanding as of
                    March 31, 2007                                         $           140,214
                                                                                      ============

       Principle repayments to maturity are as follows:

                Year Ending
              March 31, 2007                                                       Amount

                     2008                                                          $             20,479
                     2009                                                                        22,401
                     2010                                                                        24,501
                     2011                                                                        26,800
                     2012                                                                        29,314
                  Thereafter                                                                    16,719
                                                                                      $           140,214
                                                                                      ============

  ALLSTAR RESTAURANTS

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  March 31, 2007 and 2006

  5.       COMMITMENT

  On March 31, 2005 the company assumed responsibility for the lease of its premises from the previous operator of the restaurant and lounge. The original lease is an operating lease which terminates January 31, 2007. Upon the assumption of the lease the company executed an option to renew the term for an additional five years extending to January 31, 2012. The minimum annual rental for each of the next five years to the end of the lease renewal term is as follows:

                 2008                                                          $             42,573
                 2009                                                                        42,573
                 2010                                                                        42,573
                 2011                                                                        42,967
                 2012                                                                        42,967
             Thereafter                                                                             -
                                                                                  $           213,653
                                                                                  ============

  6.       CAPITAL STOCK

  The company currently has authorized 75,000,000 common voting shares each with a par value of $0.001. As of the year ended March 31, 2007, the company had 9,950,000 common shares outstanding, compared to 9,950,000 common shares outstanding as of the year ended March 31, 2006.

  On July 1, 2005, the Company issued 5,000,000 shares of its common stock for the acquisition of   Fastserve Foods, Inc.

  During the year ended March 31, 2006, the Company issued 4,850,000 shares of its common stock for $24,250 in cash. No additional shares were issued during the year ended March 31, 2007.

  7.       INCOME TAXES

  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Net deferred tax assets consist of the following components:
                                                                                                   March 31,
                                                                                           2007                    2006
            Deferred tax assets:
               Net operating loss carryover                      $             26,014   $              16,250
               Related party                                                                 272                            -
            Deferred tax liabilities:
               Depreciation                                                                      -                    (2,390)
               Valuation allowance                                                (26,286)                 (13,860)
            Net deferred tax asset                                   $                     -    $                       -
                                                                                ============   ============

  ALLSTAR RESTAURANTS

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  March 31, 2007 and 2006

  7.       INCOME TAXES (Continued)

  The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the twelve months ended March 31, 2007 due to the following:
                                                                                                   March 31,
                                                                                           2007                    2006
  Book Income                                                          $          (12,426)   $            (13,360)
  Related Party Accruals                                                                   -                            -
  Depreciation                                                                                   -                            -
  Deferred Compensation                                                                  -                            -
  Contributed capital                                                                          -                            -
  Stock for Services/ Options Expense                                               -                            -
  Valuation allowance                                                               12,426                  13,360
                                                                                $                       -                           -
                                                                                ============   ===========

  At March 31, 2007, the Company had total net operating losses carried forward of approximately $66,000 that may be offset against future taxable income from the year 2007 through 2027.  No tax benefit has been reported in the March 31, 2007 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

  Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

  8.       RELATED PARTY TRANSACTIONS

  During the 2007 year the principal shareholder, provided additional loans to the company. The outstanding balance of the shareholder loan as at March 31, 2006 was $ 128,659. The outstanding balance of the shareholder loan as at March 31, 2007 is $ 202,660 and is shown as a current liability on the balance sheet. This shareholder loan carries no set terms of principal repayment. The shareholder will not make a claim on the interest for this loan during the current year or foreseeable future. Imputed Interest has been recorded on the balance sheet at the rate of 9.00 % on the total outstanding loan balance for the period ended March 31, 2007. Additional Paid-In Capital in the form of imputed interest on the shareholder loan in the amount of $ 14,890 was recorded as interest expense on the Income statement and credited to Additional Paid-In Capital on the balance sheet.

  On July 1, 2005, a wholly owned subsidiary, Fastserve Foods Inc., incorporated under the laws of the province of Saskatchewan, Canada, in the City of Regina, was acquired.  Fastserve Foods Inc. operates an established restaurant and sports lounge called China Doll Restaurant and Lounge, located in the City of Regina, in the province of Saskatchewan, Canada.  This subsidiary acts as an operating company for all business activities relating to the company’s restaurant businesses in Canada. The acquisition was executed by exchanging all (100%) of the issued and outstanding common shares (100) of Fastserve Foods Inc., for 5,000,000 common shares issued by Allstar Restaurants.  As stated, the majority shareholder is currently the Chairman of the Board and Chief Executive Officer of Allstar Restaurants. As of the date of this filing, this shareholder holds a total of 5,100,000 common shares of Allstar Restaurants.

  ALLSTAR RESTAURANTS

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  March 31, 2007 and 2006

  9.       FOREIGN CURRENCY TRANSLATIONS

  The Company’s functional currency is the Canadian dollar. The Company’s reporting currency is the U.S. dollar.  All transactions initiated in other currencies are re-measured into the functional currency as follows:

  Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
  ii)   Non-monetary assets and liabilities, and equity at historical rates, and
  iii)   Revenue and expense items at the average rate of exchange prevailing during the period.

  Gains and losses on re-measurement are included in determining net income for the period

  Translation of balances from the functional currency into the reporting currency is conducted as follows:

  Assets and liabilities at the rate of exchange in effect at the balance sheet date,
  ii)   Equity at historical rates, and
  iii)   Revenue and expense items at the average rate of exchange prevailing during the period.

  Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss.

  10.     GOING CONCERN

  The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At March 31, 2007, the Company has an accumulated deficit of $ 67,400 and has incurred a loss from operations for the twelve months then ended. The company’s current liabilities exceed its current assets by $ 190,820. These factors may create uncertainty about the Company's ability to continue as a going concern.

  In order to continue as a going concern and achieve a profitable level of operations, the Company will require, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) raising additional capital through sale of common stock in additional private placement share offerings expected to commence in mid to late 2007; (2) conversion of existing promissory notes into common stock; (3) the company will actively seek to execute additional acquisitions of established restaurant businesses that present opportunities for additional cash flow and value creation via marketing and operational enhancements. It is anticipated that any future acquisition(s) will not be executed prior to the end of 2008; (4) The company has filed a Form SB-2 Registration statement to the United States Securities and Exchange Commission with the intention of becoming a fully reporting publicly traded corporation. This will provide enhanced opportunities for the company to raise capital via stock offerings in the future.

  Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

  WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form SB-2 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

  Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

  In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission by mail from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's telephone number is 1-800-SEC-0330 (1-800-732-0330).

  These SEC filings are also available to the public from commercial document retrieval services.

  You should rely only on the information contained in this prospectus. No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Allstar Restaurants . This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

  DEALER PROSPECTUS DELIVERY OBLIGATION

  Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Nevada corporation law provides that:

  -   a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  -   a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  -   to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

  We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  -   by our stockholders;

  -   by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  -   if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  -   if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or by court order.

  Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director's duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

  Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$100
Printing and engraving expenses (including EDGAR service)	$2,500(1)
Accounting and Audit fees and expenses	$35,000(1)
Legal fees and expenses	$5,000(1)
Transfer agent and registrar fees	$1,000(1)
Fees and expenses for qualification under state securities laws	$ 650
Miscellaneous	$ 1,000(1)
Total	$45,250.00

  (1) We have estimated these amounts

  RECENT SALES OF UNREGISTERED SECURITIES

  On March 29, 2005, we allotted and subsequently issued 100,000 common shares to Terry G. Bowering at an offering price of $0.001 per share for gross offering proceeds of $100 in an offshore transaction pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. Terry G. Bowering is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Allstar Restaurants, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

  On July 1, 2005, we issued 5,000,000 common shares to Terry G. Bowering at a negotiated price of $0.005 per share in an offshore transaction pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. These shares were issued in an acquisition share exchange acquisition in which no cash proceeds were realized. Terry G. Bowering is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Allstar Restaurants, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

  On September 30, 2005, we issued 4,300,000 ‘units’ to thirty-three (33) subscribers at an offering price of $0.005 per unit share for gross offering proceeds of $ 21,500 pursuant to Rule 506 of Regulation "D". Each ‘unit’ consisted of 1 common share and 1 warrant exercisable at $0.05 per share until August 1, 2010. The sale price of our common stock was the result of negotiations between the respective purchasers and the company, and was not based on book value or our assets.

  On September 30, 2005, we issued 550,000 common shares to eight (8) subscribers at an offering price of $0.005 per share for gross offering proceeds of $2,750 in an offshore transaction pursuant to Rule 903 of Regulation S and/or Section 4(2) of the Securities Act of 1933. No directed selling efforts were made in the United States by Allstar Restaurants, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The sale price of our common stock in this private placement offering was the result of negotiations between the respective purchasers and the company, and was not based on book value or our assets.

  For both of the private placement share offerings aforementioned, we offered our shares of common stock to a limited number of offerees, with whom we had a pre-existing relationship.  Each person purchasing our shares of common stock who we reasonably believed was not an accredited investor (as that term is defined by the provisions of Rule 501(a)), received from us that information specified by the provisions of Rule 502(b).  Additionally, we reasonably believe that each such person either alone or with his or her purchaser representative (as that term is defined by the provisions of Rule 501(h)), has such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of a purchase of our common shares.  For the offering, we discussed with each purchaser in, what we believe to be, reasonable detail the various aspects, including the risks, relating to a purchase of our common stock.

  As of the date of the filing of this prospectus, August 8, 2007, there were a total of 9,950,000 shares of common stock outstanding. None of our selling stockholders in this prospectus are broker-dealers or affiliates of broker-dealers.

Name of Stockholder	Number of Common Shares Subscribed and Issued Sept. 30, 2005	Number of Common Shares Issuable under Warrants held
Douglas W. Peterson	100,000	100,000
Dona Gialketsis	100,000	100,000
Damon Curran	100,000	100,000
Pacific Realty Management	400,000	400,000
Christopher A. Keiser	100,000	100,000
Henry L. Rivera	100,000	100,000
Daniel Justin	400,000	400,000
Richard Minutella	100,000	100,000
Steven M. Kordak	100,000	100,000
Valerie Sherriee Harrison	100,000	100,000
Stephen J. Becker	100,000	100,000
Kristina Brichta	100,000	100,000
Thomas P. Ackerman	100,000	100,000
William B. Lysaught Jr	100,000	100,000
Richard G. Miller	100,000	100,000
DNA4B	100,000	100,000
W. Lance Coultrap	100,000	100,000
T. Wheatcraft	400,000	400,000
J. Grant Parsons	100,000	100,000
Gracemary Avino	100,000	100,000
Ron Bassler	100,000	100,000
John K. Tholen	100,000	100,000
Stephen Ingrassia	100,000	100,000
Carla King	100,000	100,000
David Dubois	100,000	100,000

Mark Marsillo	100,000	100,000
Frank Aguilera	100,000	100,000
Ray Coultrap	100,000	100,000
Dorothy E. Halloran	100,000	100,000
Thomas L. McDermott	100,000	100,000
John Preisler	100,000	100,000
Donald C. Jones	200,000	200,000
Ronald Darvin Jones	100,000	100,000
Total common shares issued pursuant to Rule 506 Offering including shares underlying Warrants (1)	4,300,000	4,300,000

Cathie Vossen	100,000
Darcy Skwara	100,000
Robyn Szilagyi	100,000
Tracy Herauf	50,000
Trent Taylor	50,000
Shirley Katchuck	50,000
Charles Truman	50,000
Jennifer Adams	50,000
Total common shares issued pursuant to Regulation S Offering:	550,000

Terry G. Bowering (2)	5,100,000

Total Common shares issued and outstanding (3)	9,950,000

  (1)   4,300,000 Units subscribed by shareholders in Rule 506 private placement offering consisted of 1 common share underlying a share purchase warrant exercisable at a price of $0.05 per share to expire August 1, 2010.
  (2)   Affiliate common shares issued as follows:  100,000 issued on March 30, 2005, and 5,000,000 issued on July 1, 2005 = 5,100,000 common shares. These shares are not offered for sale under this prospectus.
  (3)   Total common shares issued and outstanding as of September 30, 2005. Gross offering proceeds combined from all of the above private placement share offerings as of September 30, 2005 = $24,350

  EXHIBITS

  A.   Exhibits

  The following Exhibits are filed with this Prospectus:

  Exhibit         Description
  3.1              Articles of Incorporation dated December 22, 2004, including Certificate of Incorporation  (Nevada), (Previously filed)
  3.2              Bylaws (Previously filed)
  3.3              Amended Articles of Incorporation - Corporate Resolution with S.O.S. Nevada - name change (Previously filed)
  3.4              Amended Articles of Incorporation - Corporate Resolution with S.O.S. Nevada - increase authorized  capital  (Previously filed)
  3.5              Articles of Incorporation for Subsidiary, Fastserve Foods Inc. (Previously filed)
  4.1              Specimen ordinary share certificate (Previously filed)
  5.1              Opinion of Clark Wilson, Vancouver, BC, Canada as to validity of securities offered, issued August 8, 2007
  10.1            Subscription and Warrant Agreement - Rule 506 Offering (Previously filed)
  10.2            Subscription Agreement - Regulation S Offering (Previously filed)
  10.3            Acquisition Agreement for Subsidiary, Fastserve Foods Inc. (Previously filed)
  10.4            Promissory Note between the President and Issuer - June 15, 2006 (Previously filed)
  10.5            Promissory Note between the President and Issuer - September 29, 2006 (Previously filed)
  10.6            Promissory Note between the President and Issuer - December 21, 2006 (Previously filed)
  10.7            Promissory Note between the President and Issuer - February 15, 2005 (Previously filed)
  23.1            Independent Registered Public Accounting Firm’s Consent issued July 23, 2007
  24.1            Power of Attorney (included as part of this registration statement)

  B.   Financial Statement schedules

  All schedules are omitted because they are not applicable or the required information is shown in our consolidated financial statements and related notes attached to the prospectus.

  UNDERTAKINGS

  The undersigned company hereby undertakes that it will:

  (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

  (a) any prospectus required by Section 10(a)(3) of the Securities Act;
  (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
  (c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

  (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

  (4) for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
  (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
  (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
  (d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Allstar Restaurants pursuant to the foregoing provisions, or otherwise, Allstar Restaurants has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against said liabilities (other than the payment by Allstar Restaurants of expenses incurred or paid by a director, officer or controlling person of Allstar Restaurants in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Allstar Restaurants will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  SIGNATURES

  In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Regina, in the Province of Saskatchewan, Canada, on August 8, 2007.

  ALLSTAR  RESTAURANTS:

  /s/ Terry G. Bowering
  By: Terry G. Bowering
  Director, President, Chief Executive Officer, (Principal Executive Officer),
  Chief Financial Officer (Principal Financial Officer),
  And Chief Accounting Officer (Principal Accounting Officer).
  Dated: August 8, 2007

  POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Terry G. Bowering as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

  Signatures:

  /s/ Terry G. Bowering
  By: Terry G. Bowering
  Director, President, Chief Executive Officer, (Principal Executive Officer),
  Chief Financial Officer (Principal Financial Officer),
  And Chief Accounting Officer (Principal Accounting Officer).
  Dated: August 8, 2007